TMSSequoia Engineering Service Agreement

                                TMS, Inc.
                         206 West Sixth Street
                            P. O. Box 1358
                          Stillwater, OK 74076
                            (405) 377-0880
                           fax (405) 377-0452

             COUNTY:         Oklahoma County Public Property Authority

             ADDRESS:        320 Robert S. Kerr; Suite 101

             CITY/STATE/ZIP: Oklahoma City, OK 73102

             TELEPHONE:      (405) 278-1338

             FAX NUMBER:     (405) 278-1331

             PROJECT
             MANAGER:        Gary Belcher

             TMSSEQUOIA PROJECT
             MANAGER:        Art Crotzer

             EFFECTIVE DATE: August 7, 1997

This Agreement is entered into by and between TMS, Inc. ("TMSSequoia") and the County above designated, on the date set forth ("Effective Date").

BY SIGNING BELOW COUNTY ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH ON THIS COVER PAGE AND THE PAGES ATTACHED HERETO. COUNTY AGREES AND UNDERSTANDS THAT PRIOR TO RECEIVING ANY TMSSEQUOIA PROPRIETARY SOFTWARE PRODUCT COUNTY MUST ENTER INTO A LICENSE AGREEMENT WITH TMSSEQUOIA COVERING SUCH SOFTWARE. COUNTY FURTHER REPRESENTS AND WARRANTS THAT IT UNDERSTANDS ALL TERMS AND CONDITIONS OF THIS AGREEMENT AND AGREES TO BE BOUND THEREBY.

TMS, Inc.                               County


Authorized Representative		Authorized Representative


Name Maxwell Steinhardt                 Name Earl Rooms


Title CEO                               Title  Chairman


Date  August 14, 1997                   Date  August 25, 1997

1.	DEFINITIONS

1.1    	When used in this Agreement, the defined terms listed below shall have the following meanings:

(a) 	   "Authorized Representative" - shall mean a person authorized to execute this Agreement, and other agreements on behalf of a party. The Authorized Representatives shall be identified in writing by the Parties.

(b)	    "Deliverables" - shall mean those items or tasks to be performed by
         TMSSequoia which must be accepted by County.

(c)	    "Derivative Work" - shall mean a work which is based upon one or more pre-existing works, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such pre-existing works may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a pre-existing work.

(d) "Engineering Services" - can include, but are not limited to, software development services, data translation services, data conversion services, certain data processing services, and consulting services.

(e)     	"Project" - shall mean the Engineering Services agreed upon in writing by County and TMSSequoia.

(f)     	"Project Managers" - shall mean the individuals designated by County and TMSSequoia who shall have the responsibilities set forth in this
         Agreement and shall be responsible for providing timely management decisions as required or related to the Project.

(g) "Work Product" - shall mean any and all ideas, processes, methods, programming aids, reports, programs, manuals, tapes, card decks, listings, software, flowcharts, systems of improvements, enhancements, or modifications thereto, developed, prepared, conceived, made, or suggested by TMSSequoia under this Agreement, including all such developments as are originated or conceived during the term of this Agreement but are completed or reduced to practice thereafter.

2.      	ENGINEERING SERVICES PROJECTS

2.1	     At the request of County, TMSSequoia shall perform certain Engineering
         Services to the extent agreed upon for a particular County Project.
         With respect to each Project, the parties shall agree in writing upon the terms and conditions required for the performance of the Project and included in this Agreement as Attachment 1. The terms and conditions established for a Project may be amended upon the mutual written agreement of Authorized Representatives of each party.

2.2	     For each Project, TMSSequoia and County shall each designate a Project
         Manager.

2.3	     County will pay TMSSequoia for Engineering Services at a standard hourly rate or at a fixed amount as mutually agreed upon by County and TMSSequoia as set out in Attachment 1.

2.4	     Unless provided for otherwise, TMSSequoia will prepare invoices on a monthly basis covering Engineering Services rendered to County in the previous month. Payment will be due on a net thirty (30) day basis.

2.5	     County shall reimburse TMSSequoia for reasonable direct expenses of
         TMSSequoia Employees incurred in the performance of Engineering Services if required in advance and approved by County in accordance with the rates prescribed in Attachment 1 not to exceed $500.00 for entire life of contract.

2.6	     Unless otherwise agreed the Work Product shall be and remain the exclusive property of TMSSequoia. Notwithstanding the foregoing, County shall have a non-exclusive license to use the Work Product to the extent that it does not contain TMSSequoia software product, in accordance with this Agreement.

2.7	     The TMSSequoia Project Manager shall submit each Deliverable to the
         County Project Manager on or before the mutually agreed delivery date. County shall accept or not accept the Deliverable within seven (7) days following receipt of the Deliverable, or such other time as is mutually agreed, by providing written notice to TMSSequoia. Conformance with specifications as defined for the Project shall solely determine acceptability. County shall describe the ways in which the Deliverable is unacceptable to County and the corrections or improvements which are required by County. If Deliverable is not accepted by County, County will describe in writing any non conformance with specifications and, if agreed, TMSSequoia will use its bestefforts to resubmit the Deliverable to County within 15 days or such other time as is mutually accepted.

        	The parties agree that in order to expedite the approval process, TMSSequoia may submit draft versions of a Deliverable prior to the required date, for the informal comment of the County Project Manager. By approving a draft version of a Deliverable, County represents only that it has reviewed the draft version of the Deliverable and detected no errors or omissions sufficient to warrant the withholding or denial of payment, if any, for such draft version of the Deliverable.

2.8	     Following acceptance of a Deliverable, further work on that
         Deliverable will require the establishment of a new Project.

3.      	DERIVATIVE WORKS OF PRODUCT

3.1	     County may, from time to time, request TMSSequoia to prepare
         Derivative Works as part of a Project. Such modifications may include the development of new capabilities not previously available and/or the integration of previously developed capabilities. TMSSequoia agrees to prepare the Derivative Works where such requested modifications are practical, as determined by TMSSequoia.

3.2	     The integration of new capabilities will be considered Engineering
         Services activities according to the terms identified in this Agreement.

4.	      NON-DISCLOSURE

4.1	     County expressly undertakes to retain in confidence and to require its officers and employees to retain in confidence all information and know-how transmitted to County by TMSSequoia that is identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential, and will make no use of such information and know-how except under the terms and during the existence of this Agreement.  Unintentional disclosure by County shall not represent or constitute breach of this contract.

5.	      WARRANTIES

TMSSequoia represents and warrants (1) that all Deliverables shall be prepared in a workmanlike manner and with professional diligence and skill; (2) that all Deliverables will function on the machines and with operating systems for which they are designed; (3) that all Deliverables will conform to the specifications and functions set forth in Attachment 1; (4) that TMSSequoia will perform all work set forth in Attachment 1 in compliance with applicable law; and (5) that deliverables will be completed and delivered on or before the deliverable date imposed by the County as defined by the Project Deliverable Schedule attached hereto.

6.	     GENERAL

6.1	    Notices and Requests - All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are received at the address set forth below, whether by mail, facsimile transmission or hand delivery. Each party agrees to notify the other party in writing if there is a change in the below addresses.


Name						                                      Name


Address						                                   Address





Phone						                                     Phone



Fax						                                       Fax


6.2	    Prohibition Against Assignment - This Agreement, and any rights or obligations hereunder, shall not be transferred or assigned by County without the prior written approval of TMSSequoia.

6.3    	Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to its conflict of laws principles. TMSSequoia acknowledges the County is a governmental entity and has all defenses available to governments under Oklahoma law including but not limited to Title 51 O.S. Statute 151 et seq..

6.4	    Modification - This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. This agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of County and TMSSequoia by the irrespective duly authorized representatives.

6.7	    Force Majeure - Except for the obligation to make payments described in Section 2 and Attachment 1 of the Agreement, neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's reasonable control, including acts of God, civil disturbances, and governmental demands or requirements.

6.8	    Severability - If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

6.9	    No Waiver - No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

6.10	   Survival of Obligations - Subject to the limitations set forth in this Agreement, this Agreement will inure to the benefit of, and be binding upon the parties, their successors, administrators, heirs and assigns.

7.      CONSIDERATION

7.1	    For compensation, TMSSequoia shall receive, upon successful completion of each separate project, and if in conformance with Paragraph 5, Warranties, herein, and upon prior encumbrance of funds from County sources, the amount as listed in Attachment 1, Section 5.1, Payment Schedule, attached hereto and made part of this contract. In no event shall County be obligated to pay for any work project/deliverables, unless there has been a prior, authorized encumbrance from appropriate County funds and only if approvedfor payment by the Board of County Commissioners of Oklahoma County and/or Oklahoma County Public
        Property Authority. County must provide TMSSequoia written notification of authorized encumbrance and for which deliverables the encumbrance applies prior to TMSSequoia starting project/deliverables. Delays in authorized encumbrance of funds shall cause delays in the deliverable dates defined in Attachment 1, Section 4. Project Delivery Schedule.

                                 ATTACHMENT 1

                         Engineering Services Project

1.  PROJECT OVERVIEW

    1.1     Reference Information

            Project Name:   Oklahoma County EDMS System, Phase 1 and Phase 2

    1.2     Brief Description

            The EDMS System Technical Proposal provided in Attachment 2 of this contract and Oklahoma County Request for Bid Proposal #057159 in Attachment 4 of this contract contain a more detailed description of this project.

2.  PROJECT COST

    The cost of the project is given below. This is a summary of the costs. The EDMS System Price Proposal in Attachment 3 of this contract contains a break down of the tasks and the cost for each task. Price modifications shown in Section 6. Additions/Deletions to Oklahoma County Price Proposal supersede prices shown in the EDMS System Price Proposal.

       Project Price:                 $ 837,752.45
       Optional Annual Maintenance:   $  70,815.25

3.  PROJECT DELIVERABLES

    This project has 8 deliverables. The EDMS System Technical Proposal (Attachment 2 of this contract) provides detail of overall system.

Deliverable              Description of Deliverable

TMSSequoia View
Director, Scan
Director, and ScanFix    TMSSequoia provided toolkits.

Analysis and Design
Document Completion and Acceptance of Analysis and Design Document for both Phase 1 and Phase 2.

Phase 1 Alpha
Deliverable              Delivery and Acceptance of Registrar of Deeds
                         software with basic functionality for POS, Land
                         Records Indexing and Document Capture (Imaging).
                         Conversion (Alpha version) of Land Records and
                         Document Images.

Phase 2 Alpha
Deliverable              Delivery and Acceptance of UCC software with basic
                         functionality for POS, Document Indexing and Document
                         Capture (Imaging). Conversion (Alpha version) of UCC database.

Phase 1 Beta
Deliverable              Delivery and Acceptance of Registrar of Deeds
                         software with full functionality for testing of POS, Land records Indexing, Document Capture Imaging),
                         Internet and Internet capable. Conversion of current landrecords database and images.

Phase 2 Beta
Deliverable              Delivery and Acceptance of UCC software with full
                         functionality for testing of POS, Document Indexing, Document Capture (Imaging), Internet and Internet capable. Conversion of current UCC records database.

Phase 1 Final
Deliverable              Delivery and Acceptance of Registrar of Deeds
                         Registrar software with full functionality for implementation, documentation and training on POS, Land Records Indexing, Document Capture (Imaging),
                         Internet and Internet capable. Final conversion of current land records and images.

Phase 2 Final
Deliverable              Delivery and Acceptance of UCC software with full
                         functionality for implementation, documentation and training on POS, Document Indexing, Document Capture
                         (Imaging), Internet and Internet capable. Final conversion of current UCC records database.

4.      PROJECT DELIVERY SCHEDULE

       The delivery schedule for the above interim deliverables will be jointly defined by TMSSequoia and County during the Analysis and Design Phase. Such schedule shall be set upon mutually agreed dates and milestones.

       Section 6. Implementation Plan and Ongoing Maintenance and Support in the EDMS System Technical Proposal provided as Attachment 2, identifies expected ranges of time to complete both Phase 1 and Phase 2 of this project. TMSSequoia expects that most of Phase 2 can be developed concurrently with Phase 1. Based upon this, TMSSequoia commits to submit final deliverables for Phase 1 and Phase 2 to County on or before 9 months from contract signature. The 60 day period of continuous operation will begin on this date.

       This delivery date is dependent upon several factors outside of the control of TMSSequoia. County commits to provide timely support and response to TMSSequoia in support of this project. County and TMSSequoia understand that delays from County can impact the ability of TMSSequoia to deliver on-time.

       Change Orders may also be requested by County during the project. Change Orders to the project may cause changes in both project price and project delivery. TMSSequoia will not unreasonably withhold approval for change orders requested by County.

5.     	ADDITIONAL TERMS AND/OR CONDITIONS GOVERNING PROJECT

        The following special terms and conditions govern this project.

        5.1    Payment Schedule

               The payment schedule and amounts are based on defined Deliverables as follows:

Analysis and Design Document            (10%)                  $  83,775.24
Phase 1 Alpha Release                   (10%)                  $  83,775.24
Phase 1 Beta Release                    (10%)                  $  83,775.24
Phase 1 Final Release                   (10%)                  $  83,775.24
Phase 1 after 60-day continuous
operation after Final Release
acceptance testing                      (15%)                  $ 125,662.88
Phase 2 Alpha Release                   (10%)                  $  83,775.24
Phase 2 Beta Release                    (10%)                  $  83,775.24
Phase 2 Final Release                   (10%)                  $  83,775.24
Phase 2 after 60-day continuous
operation after Final Release
acceptance testing                      (15%)                  $125,662.89

All invoices will be provided to County on a net 30 basis.

If County refuses any of the deliverables or fails to pay for any of the deliverables, County will not purposefully distribute the deliverables.

5.2    Derivative Works

       TMSSequoia shall retain all ownership and rights to any TMSSequoia copyrighted product or software used in this project. This includes any modifications made to TMSSequoia copyrighted products or software as a result of this project.

5.3    Site License

       TMSSequoia is willing to provide the EDMS System as proposed to County for use within Oklahoma County, Oklahoma on a "site license" basis.
       In this way, County would be free to use the software developed by TMSSequoia specific to this project, as well as the run time copies of any and all tool kits provided by TMSSequoia as a part of this project, perpetually and without further obligation to TMSSequoia, within the boundaries of Oklahoma County, Oklahoma. This necessarily does not include third party components, which TMSSequoia cannot so distribute, though the per-seat licensing fee for such components is likely to be low.

       TMSSequoia does place certain limits on this "site license," namely that County not copy and distribute the toolkits, that the distribution of run time copies of TMSSequoia components be confined to Oklahoma County, Oklahoma and that any Internet product be constrained to use by residents of or entities located within the geographical limits of the county. In the event that use of the software is required by County outside the geographical boundaries of Oklahoma County, Oklahoma the normalrun time fees typically associated with the products would apply. The geographical limits specifically do not apply to the application developed by TMSSequoia for County.

5.4	   Acceptance for Undefined Features and Functions

       Due to the fixed bid nature and firm delivery dates of this project, the parties recognize that TMSSequoia and County agree that TMSSequoia must use best effort and judgment in completing any and all requirements that are not specifically defined in detail on the product design document.

       The parties agree to negotiate in good faith in the event that a requirement not listed in the design document emerges as significantly important to County, and is substantial in it's development cost.

       TMSSequoia commits to working closely with County personnel to resolve all completely defined or undefined issues during the course of the project, and we will make all development decisions based upon final acceptance criteria. If issues arise between TMSSequoia and County where an item was not defined, TMSSequoia will always create a solution that still meets the overall acceptance criteria.

       TMSSequoia can make fixes or changes outside the scope of the contract, and such work will be completed either on a time and materials basis or on a separate fixed fee basis. All such work outside of scope and fees for such work shall be approved prior to incurrance by TMSSequoia, in writing by County. All out of scope changes are also out of schedule (may or may not meet final schedule dates.) We at TMSSequoia have a commitment to your complete satisfaction - and we will work diligently with you to keep this sort of issue from arising wherever possible.

5.5    Description of Annual Software System Support

       If County chooses to acquire the Annual Software System Support, TMSSequoia will provide the following services to County for the Annual Software System Support period:

                -  Telephone, fax and e-mail support,
                -  System bug fixes,
                -  Maximum of 4 training sessions,
                -  TMSSequoia toolkit revision updates.

       Once purchased, the Software System Support will be valid for a one year period.

5.6    Duration of Contract

       TMSSequoia acknowledges the County is bound by fiscal year limitations of Article X, Section 26 of the Oklahoma Constitution and other applicable laws of the State of Oklahoma. As such, no contract between TMSSequoia and County will exceed beyond June 30, 1998. Renewal of this agreement for any following year(s) must be upon prior written approval between TMSSequoia and County.

5.7    Independent Contractor

       TMSSequoia acknowledges it is an Independent Contractor and is responsible for its employees, sub-contractors, vendors and personnel assigned by it to work on this project. TMSSequoia will indemnify and hold harmless the County of Oklahoma County Commissioners, and its employees, agents, etc. for any and all actions, acts, occurrences performed or failed to be performed in connection with TMSSequoia's obligation under this contract. County acknowledges that its employees will reasonably cooperate with TMSSequoia in the completion of this project.

6.    	ADDITIONS/DELETIONS TO OKLAHOMA COUNTY PRICE PROPOSAL

       6.1  Modification to Annual Software System Support

             As requested, TMSSequoia is modifying the way the Annual Software System Support is calculated. The amount identified in the EDMS System Price Proposal Section 1.1.2 and Section 1.3.1 is calculated on total of all line items shown in EDMS System Price Proposal Section 1.1.1. TMSSequoia agrees not to include line items for:

                 -  Document Index and Image Conversion Cost,
                 -  Shipping, Site Preparation and Installation Costs,
                 -  Training Costs, and
                 -  Documentation.

             in the calculation for Annual Software System Support. Excluding the above items reduces the price for Software System Support to $ 70,815.25 per year after the initial 12 month warranty.

        6.2  Exclusion of Hardware Bid from Contract

             This contract excludes hardware bid in EDMS System Technical and Price Proposals. However, TMSSequoia does submit hardware bids to County Request for Proposal. Hardware pricing is valid for 45 days from August 6, 1997.

        6.3  Modification of Electronic Document Management Software

             Microsoft NT Server and Microsoft SQL Server software identified in the EDMS System Price Proposal Section 1.2.5 is changed from fixed bid to a Not To Exceed bid to allow County to potentially obtain these server packages from other sources.

                                 ATTACHMENT 2

              TMSSequoia's EDMS System Technical Proposal

1.     	OKLAHOMA COUNTY PRICE PROPOSAL

        TMSSequoia's EDMS System Technical Proposal dated June 16, 1997 is included as follows.

                                Oklahoma County
                        EDMS System Technical Proposal





                                Submitted by:
                                  TMSSequoia
                                     and
                          Advanced Image Systems, Inc.
                                June 16, 1997




                                Prepared for:

                              Oklahoma County
                              MIS Department
                        320 Robert S. Kerr Avenue
                                Room 321
                        Oklahoma City, OK 73102

                        Attn: Mr. Jerry Sevier



1.      Company Description and Experience                              1-1

1.1     TMSSequoia                                                      1-1
        1.1.1   TMSSequoia Size                                         1-1
        1.1.2   TMSSequoia Financial Strength                           1-1
        1.1.3   TMSSequoia Product and Services Overview                1-1
        1.1.4   TMSSequoia Products                                     1-2
        1.1.5   TMSSequoia Services                                     1-3
        1.1.6   Key Individuals Assigned to Project                     1-4
        1.1.7   Client References                                       1-5

1.2     Advanced Image Systems, Inc.                                    1-8
        1.2.1   Key Individuals Assigned to Project                     1-8

2.      Response to Contract Terms and Conditions                       2-1

2.1     Exceptions to Terms and Conditions                              2-1
        2.1.1   Section 3.11.3  System Reliability                      2-1
        2.1.2   Section 3.11.6  Source Code                             2-1

2.2     Proposal Disclaimers                                            2-1

2.3     And In Conclusion                                               2-2

3.      Overview of Proposed System                                     3-1

3.1     Development Phases                                              3-2
        3.1.1   Phase 1                                                 3-2
        3.1.2   Phase 2                                                 3-2
        3.1.3   Phase 3                                                 3-3

3.2     Registrar of Deeds Office                                       3-3
        3.2.1   POS                                                     3-3
        3.2.2   Scanning/Indexing                                       3-4
        3.2.3   Retrieval                                               3-4

3.3     UCC Department                                                  3-4
        3.3.1   POS                                                     3-5
        3.3.2   Scanning/Indexing                                       3-6
        3.3.3   Retrieval                                               3-6

4.	     Functional Capabilities	4-1

        4.1     Document Imaging Software                               4-1
        4.1.1   Software Scalability                                    4-1
        4.1.2   Graphic User Interface Requirement                      4-1
        4.1.3   Retrieving, Display and Manipulation of Images          4-2
        4.1.4   Internet Viewing System                                 4-3
        4.1.5   Intranet Viewing System                                 4-3
        4.1.6   Image Printing                                          4-4
        4.1.7   Image Capture and Post-processing                       4-5
        4.1.8   Document Image Storage                                  4-6
______________________________________________________________________________

Oklahoma County                                                             i
EDMS System Technical Proposal - June 16, 1997

4.2     POS and Document Indexing Software                              4-7
        4.2.1   POS (Fee Collection / Cash Control)                     4-7
        4.2.2   Document Indexing System Requirements                   4-9
        4.2.3   Document Indexing Report Requirements                   4-10
        4.2.4   Information retrieval Requirements (Public Access)      4-11
        4.2.5   POS and Indexing System Security                        4-11

4.3     Database System                                                 4-12

5.      Hardware Specifications                                         5-1

5.1     Mandatory, Short-term Requirements                              5-1
        5.1.1   Overview of Hardware Components and
                System Configuration                                    5-1
        5.1.2   EDMS Physical Network                                   5-3
        5.1.3   Basic Operating system Functionality                    5-3
        5.1.4   Server and Mass Storage                                 5-5
        5.1.5   Optical  Storage System                                 5-6
        5.1.6   Workstation and Display requirements                    5-7
6.      Implementation Plan and Ongoing Maintenance and Support         6-1

6.1     Implementation Plan and Schedule                                6-1

Appendix A:  Document Conversion and Consulting                           1
______________________________________________________________________________

Oklahoma County                                                             ii
EDMS System Technical Proposal - June 16, 1997

1.      Company Description and Experience

TMSSequoia provides this proposal to Oklahoma County as the prime contractor. Advanced Image Systems, Inc. of Oklahoma City is a partner company with TMSSequoia and will be providing services and product as part of this proposal. Each company is described below.

1.1 TMSSequoia

TMSSequoia, founded in 1981, is a public company with corporate headquarters in Stillwater, Oklahoma, and additional sales offices in Mountain View, California, Burlingame, California, Boston, Massachusetts and Groton, Connecticut. In addition, TMSSequoia maintains an engineering office located in Tulsa, Oklahoma. This project will be managed from the Stillwater, Oklahoma office using staff from both the Stillwater and Tulsa offices. TMSSequoia is the prime contractor on this project.

1.1.1   TMSSequoia Size

TMSSequoia has approximately 70 full time employees and 30 temporary employees. The temporary employees are primarily used to provide Document Conversion services to companies needing conversion of legacy data into electronic data.

1.1.2   TMSSequoia Financial Strength

TMSSequoia has been in Stillwater, Oklahoma for 16 years. This shows a stable, persevering company that has passed the test of time. Total revenue for fiscal year 1996 was $5,612,576. Of this, services comprised approximately 35% of fiscal 1996 revenue.

1.1.3   TMSSequoia Product and Services Overview

TMSSequoia product and service offerings are all image-based for image-based solutions. TMSSequoia develops and sells toolkits worldwide to provide document scanning, image enhancement, forms processing, indexing, retrieval and display. Additionally, TMSSequoia sells imaging viewers to fit specific needs such as the ViewDirector image plug-in which provides value-added image viewing capability across the World Wide Web.

In addition to product offerings, TMSSequoia has provided many customized solutions to companies through image-based software and system development. The strength of the core product technology is enhanced and incorporated with existing development environments to create sophisticated document imaging and forms processing solutions worldwide.
______________________________________________________________________________

Oklahoma County                                                            1-1
EDMS System Technical Proposal - June 16, 1997


Applications using TMSSequoia products include:

--      Document imaging,

--      Paperless work flow,

--      Fax server applications,

--      Engineering drawing systems,

--      CD-ROM publishing,

--      Full-text and hypertext retrieval,

--      . . . and many more.

TMSSequoia works with a variety of corporate and government clients, VARs and system integrators including DiscoverCard, CSX Railroad, Arthur Andersen, General Dynamics, Fidelity Investments, U.S. Navy, TRW and Rockwell Inter-national.

1.1.4   TMSSequoia Products

ScanDirector

ScanDirector provides fast, complete bi-tonal scanning support. Its flexible features enable you to provide single or batch scanning for a variety of popular scanners, preview images, adjust the quality of scanned images and compress images to popular formats. ScanDirector supports the most popular lines of business scanners including Ricoh, Fujitsu, Bell & Howell, and Hewlett-Packard.

ScanFix

ScanFix provides superior image enhancement technology that improves image quality and reduces image file size. Enhancement includes the ability to de-skew images, general image de-speckle, auto-rotate, and character completion. This outstanding product has received seven U.S. patents with one patent still pending.

FormFix

FormFix takes the image enhancement technology to the next level by allowing you to automatically recognize forms and extract information from pre-defined fields on those forms. The EDMS project does not currently include specification for this type of capability but it may be an alternative to consider as a future enhancement to reduce operating costs. Additionally, FormFix provides the ability to analyze images looking for areas having specified characteristics without requiring specific zone identification.
______________________________________________________________________________

Oklahoma County                                                         1-2
EDMS System Technical Proposal - June 16, 1997


ViewDirector

Our popular foundation imaging technology toolkit lets developers add black and white or color image viewing capabilities to new or existing applications. The sophisticated image manager and viewer includes fast, all software compression and decompression, and supports forms management, image annotations, hyperlinks, rotating, panning, zooming, image caching, tiling, scale to gray, and dithering. It handles bi-tonal image file formats including TIFF, Group 3 and 4, PCX, CALS and others. The Windows version also handles 24 bit JPEG, PCX, TIFF color, BMP and GIF.

ViewDirector Imaging Plug-ins for Internets/Intranets

This implementation of our ViewDirector toolkit is an add-on application to Netscape's Navigator and Microsoft's Internet Explorer. This plug-in allows World Wide Web users to view standard image formats (i.e. TIFF) which are otherwise not viewable, plus give a full range of image manipulation tools with in your Internet browser. This has particular value for organizations implementing document-imaging systems where an Intranet is used as the delivery mechanism. Textual documents as well as engineering drawings are difficult to read as a full image on a computer screen and the plug-ins allow zooming and panning to provide optimal viewing.

1.1.5   TMSSequoia Services

TMSSequoia has been providing Consulting, Design, and Development Services since the mid 1980's. This gives us an important base of knowledge to create new and exciting solutions for any industry. TMSSequoia is an Oklahoma-based company which believes that corporate relationships are earned by providing quality products and services combined with integrity of operation. You can depend on us.

Experienced Workforce

The fast-paced software industry requires a high level of technical expertise and education. Our engineering and support staff offer advanced degrees and years of practical programming experience, and we send our staff to all the latest technical conferences and workshops to stay abreast of the latest advancements. Specifically, we are a Microsoft Solution Provider. To obtain this recognition requires that a company have a number of Microsoft Certified staff who have demonstrated proficiency with various Microsoft operating systems, networks and development environments.

Service You Can Depend On

TMSSequoia has experienced staff to support our service projects. After the project is complete, TMSSequoia is available to answer questions, fix bugs or problems that might occur, and make any enhancements you may need in the future. In addition, we offer full telephone support, Internet email, ftp capabilities
______________________________________________________________________________

Oklahoma County                                                         1-3
EDMS System Technical Proposal - June 16, 1997



and a 24-hour Bulletin Board Service (BBS), so you may leave or retrieve information or code. You won't find yourself waiting for a response if a problem arises. We're here for you.

TMSSequoia has a strong reputation for superior multi-platform programming services for Windows, MS-DOS, UNIX, and Macintosh. We've helped many companies migrate from paper-based or mainframe-based systems to integrated electronic information systems with particular expertise in databases, document imaging and CD-ROM retrieval applications.

Our programming team can create complete applications, integrated systems, or we can simply act as an extension of your own programming staff to help you complete your projects. Whether it's designing products, developing graphical interfaces, integrating imaging or text retrieval with existing applications, or building document-imaging systems, we can help. We have expertise in Assembler, C and C++ to meet your programming needs and we design and build solutions using tools such as Visual Basic, Microsoft Access and Microsoft SQL Server.

1.1.6  Key Individuals Assigned to Project

Mike Anderson

Mike Anderson, Senior Software Engineer, received his B.S. in Computer Science from Winona State University in 1992. Mike has been with TMSSequoia since 1995 and has been a major contributor in many areas within TMSSequoia. Mike has experience with TMSSequoia core technologies in areas of CD-ROM publishing, imaging, and data conversion.

Mike has also been the primary project manager on various projects including Learjet that included database and imaging systems. He has proficiency in Windows application and system development and has been involved in the definition and creation of many Windows Graphical User Interfaces.

Tim Kennedy

Tim Kennedy, Senior Software Engineer, received his B.S. in Computer Science from Iowa State University in 1985. Tim has been with TMSSequoia since 1985 and has been a major contributor in many areas within TMSSequoia. Tim has over 10 years experience in CD-ROM publishing, imaging, and data conversion.

Tim has also been the primary project manager on various projects including Powercom 2000 that included a Point of Sale business system. He has proficiency in Windows application and system development and has been involved in the definition and creation of many Windows Graphical User Interfaces.
______________________________________________________________________________

Oklahoma County                                                         1-4
EDMS System Technical Proposal - June 16, 1997


Stephen Houser

Stephen Houser, Software Engineer, received his B.S. in Electrical Engineering from Oklahoma State University in 1994. Stephen has been with TMSSequoia for over 3 years performing various types of software design and development. Stephen has expertise in image scanning, viewing and evaluation. In addition, Stephen has been key in the development of several large relational database development projects using Watcom, Microsoft SQL Server and Oracle. His development experience has been in both the Macintosh and Microsoft Windows platforms using C, C++ and Microsoft Visual Basic.

Stephen has contributed in different areas within TMSSequoia dealing with low level scanner driver development and Forms identification and evaluation. The skills that Stephen brings to this particular team compliment the needs very well.

1.1.7   Client References

TMSSequoia Professional Services have provided expertise to many organizations for many different purposes. We excel in creating customized solutions using our state-of-the-art imaging technology. Below are three examples of customized solutions that show a diversity of talent.

Council for Law Enforcement Education and Training (CLEET)

TMSSequoia, teamed with Advanced Image Systems, Inc. to form a relationship with the Oklahoma Council for Law Enforcement Education and Training (CLEET) to create a document imaging system to scan, store and retrieve documents related to various law enforcement personnel. They are required to maintain these documents and be able to provide them to various other state agencies.

The installed system provides a Graphical User Interface to control the scanner input. It also provides a mechanism where the end user can provide the appropriate indexing data for later retrieval. The system then stores the images to a server and the index data to a relational database. The interface also provides a simple search function so that CLEET personnel can easily enter data in the search dialog and find the appropriate stored image(s). TMSSequoia imaging products are used throughout this solution.

This system was built to be scalable from the small relational database to allow links to large-scale databases with relative ease. It also has the ability to be enhanced to support Internet or Intranet image access. The system was built around Microsoft's Windows environments and therefore, utilizes currently available hardware.

Contact Name:    Janet Ingram
Phone:           (405) 425-2750
______________________________________________________________________________

Oklahoma County                                                         1-5
EDMS System Technical Proposal - June 16, 1997

Kaiser Permanente

Another customer of TMSSequoia is Kaiser Permanente, a large California HMO.
The Kaiser Scanning Center located in Livermore, CA receives 80,000 to 90,000 forms each day that need to be scanned and the data extracted. They also were experiencing an increase in the number of documents to be scanned with the constraint of using the existing personnel. Kaiser contacted TMSSequoia as a Microsoft Solution Provider in hopes that we could help them drastically improve the efficiency of the existing Kaiser data entry personnel while maintaining the accuracy of the data.

TMSSequoia created a Microsoft NT based solution that accepts the large number of input scanned images and stores initial data and images into a Microsoft SQL Server database. The system also provides a verification utility that batches the captured data for processing by Kaiser data entry personnel. Data is then managed through the workflow process until it is accepted and verified. Then it is streamed from the SQL database to be entered into a Kaiser mainframe computer.

Data integrity is vital for Kaiser. The issue of accuracy is made more difficult by the sheer volume of data. Last, the data cannot be lost and system errors must be handled so that no data is lost. TMSSequoia built the system to use redundant SQL servers, configured with large RAID systems. Data that is verified and streamed to the mainframe computers must be removed from the SQL servers to optimize disk space. Therefore, extracted data is removed from the SQL servers and placed on writable optical devices for long-term storage and retrieval.

Ultimately the goal was improved efficiency. Though the use of the system created by TMSSequoia, Kaiser has more than doubled the throughput without additional personnel and without jeopardizing data integrity.

Contact Name:     Bill Walker
Phone:            (510) 294-7306

Learjet, Inc.

Learjet, Inc. is a leader in the business jet world. This year a new Learjet, the Model 45, will make it's debut. Learjet's image of sophisticated aircraft caused them to look at how they provide service and service capabilities to their customers. They decided that the service and repair manuals for the Model 45 should be created and provided electronically to their customers. They were determined not to simply create another CD-ROM based manual, but to provide a state-of-the-art maintenance system for the Model 45.

Learjet evaluated several imaging vendors and ultimately chose to work with TMSSequoia. TMSSequoia was the only company to commit to 100% of the job. We also had the high-end imaging tools that Learjet required for the new maintenance system.
______________________________________________________________________________

Oklahoma County                                                         1-6
EDMS System Technical Proposal - June 16, 1997

Once again, the solution we created was a Microsoft Windows based solution. The solution incorporates new methods of data access for the complex Model 45, yet maintains a user friendly Graphical User Interface for maintenance personnel.

Contact Name:     Alan Gonia
Phone:            (316) 946-3130

Other Clients using TMSSequoia Products and/or Services...

Briggs & Stratton	Small Engine Illustrated Parts Lists, Service Bulletins,
                        and Maintenance Procedures

General Dynamics	On-ship Nuclear Submarine maintenance, consisting of
                        over 1.2 million engineering drawings and maintenance data

Lockheed Martin         US Navy Phalanx defensive anti-missile weapon,
                        diagnostics and fault-isolation system

Cessna Aircraft         Illustrated Parts Lists, Maintenance Manuals

General Electric	Jet Engine maintenance documentation

US Coast Guard          C-130 aircraft maintenance documentation

Nissan Diesel America	Nissan mid-range truck parts lists

Site (France)           Aircraft maintenance documentation

Sogitec (France)	Aircraft maintenance documentation

Curtis Hill Publishing	40 years of Texas case law

NILS Publishing         Insurance statutes and regulations for all 50 states

Arthur Andersen         Worldwide distribution of tax and audit reference to
                        auditors in the field

Price Waterhouse	Worldwide distribution of tax reference information
______________________________________________________________________________

Oklahoma County                                                         1-7
EDMS System Technical Proposal - June 16, 1997

1.2     Advanced Image Systems, Inc.

Advanced Image Systems (AIS) is a privately held Oklahoma Corporation, founded by Brad Moore, in 1992. Prior to beginning this new upstart business, Mr. Moore spent more than ten years working in a variety of Management assignments for Xerox Corporation. Advanced Image Systems began as an effort to apply successful Fortune 100-company management and marketing experience in a small business, targeting business in the Midwest. Advanced Image Systems has nine employees, five are involved in sales and the remainder provides administrative and support responsibilities.

Advanced Image Systems is a provider of Document Imaging products and services for Government and Commercial establishments. AIS has developed imaging software which meets the State of Oklahoma and U.S. Government requirements for archiving and storage. Vertical markets served by AIS include medical claims processing, law enforcement, land records and city, state and federal agencies.

AIS has experience with client server networks using either scanners or LAN Fax servers as document capture stations. Systems supported include NT, Novell, and Unix.

Advanced Image Systems is a member of Association for Information and Image Management International (AIIM). AIS provides document imaging solutions, document conversion services, software development, system's integration and software/hardware products for Oklahoma and the surrounding states.

1.2.1   Key Individuals Assigned to Project

Jack Litteral is the Project Manager for the proposed Oklahoma County assignment. Jack has more than twenty-five years in computer experience, with the past five years dedicated to document imaging. Jack's formal education includes a Bachelors of Science degree in Computer Science from the University of Oklahoma and postgraduate work in Computer Science at Notre Dame. In addition, Jack is certified in numerous document imaging, form processing and workflow programs. Jack has also served on the ANSII standards committee for communications.
______________________________________________________________________________

Oklahoma County                                                         1-8
EDMS System Technical Proposal - June 16, 1997

2.      Response to Contract Terms and Conditions

2.1     Exceptions to Terms and Conditions

The following Terms and Conditions need to be revised.

2.1.1    Section 3.11.3  System Reliability

The RFP demands a 99% system reliability and this is not realistic. A large multi-user, networked environment does not lend itself to 99% accuracy and therefore, forces any system relying on it to behave at less than 99% accuracy.

TMSSequoia is willing to accept reasonable system reliability criteria. Negotiations may be appropriate to discuss what should be considered reasonable and possibly have a weighted scale. For instance, the failure of a single public use workstation probably does not cause as much processing downtime as if all scanning stations were concurrently down.

2.1.2   Section 3.11.6  Source Code

The RFP demands that all source code be made available, either directly or in escrow. The system described in the RFP will rely on numerous toolkits and APIs that are outside of the vendors control, such as the Microsoft Windows Development kit. Third party technologies should be provided to Oklahoma County as a legally licensed product and therefore, outside of the source code receipt or escrow. Any customized source code created exclusively for this project should be provided directly to Oklahoma County at the conclusion of the project. TMSSequoia will provide Oklahoma County with all custom created source code and legally obtained product licenses to all third party technologies that may be used as part of this project.

TMSSequoia owned technology will be placed in escrow for Oklahoma County and made available to Oklahoma County under the following conditions:

a)  TMSSequoia is unable to support Oklahoma County,

b)  TMSSequoia goes out of business.

Support beyond the project would be provided either on a funded project basis or yearly maintenance fee.

2.2     Proposal Disclaimers

The fixed bid amounts to be defined in the bid proposal are based upon TMSSequoia's understanding of what Oklahoma County requested in the Request for Proposal. Due to the fact that the application described in the
______________________________________________________________________________

Oklahoma County                                                         2-1
EDMS System Technical Proposal - June 16, 1997


Request for Proposal does not currently have a formal or complete design specification, and that part of the project is to provide consulting services toward the design of the application, TMSSequoia reserves the right to re-negotiate the total cost of this project if, through the design process, Oklahoma County defines non-standard implementations and/or if Oklahoma County defines additional functionality to be included in the system.

TMSSequoia also reserves the right to make design and implementation decisions related to relational database schema, Graphical User Interface appearance and functionality, report formatting, and other system characteristics in order to meet contracted project costs while still providing required functional capabilities.

2.3 And In Conclusion...

We at TMSSequoia and Advanced Image Systems, Inc. appreciate the opportunity to respond to this Request for Proposal and are very excited about the possibility of working with your organization. We want your business and will work hard to provide the quality of work that you deserve. We do not look at this as a "project" but instead as the beginning of a relationship that we will all benefit from.

Advanced Image Systems is located in Oklahoma City and TMSSequoia is located in Stillwater, OK, which provides you with support that is just around the corner. The geographic proximity will be of tremendous benefit during the design and implementation phases of this project.

Both TMSSequoia and Advanced Image Systems are available for further discussion regarding your Request for Proposal and this response. Please feel free to contact us for clarification of any issue that may not be clear. We look forward to working with you.
______________________________________________________________________________

Oklahoma County                                                         2-2
EDMS System Technical Proposal - June 16, 1997

3. Overview of Proposed System

Oklahoma County desires to implement an Electronic Document Management System
(EDMS) to support the Oklahoma County Clerk's office as well as other county offices. This section describes the general configuration and operation of a system that will meet the needs of Oklahoma County. It will not present a detailed design of the system. Such a design would include the establishment of an underlying database design, specific process definitions, a Graphical User Interface (GUI) for all software components, and specific report definitions. TMSSequoia would pursue all of these tasks in close cooperation with the departments within the County Clerk's office before the actual implementation of the system.

The proposed system will be implemented in two phases.

The first phase will implement the EDMS for the Registrar of Deeds office. This will replace the current FoxPro based Point-of-Sale (POS) and document indexing systems. The second phase will incorporate the UCC department with the same EDMS system. The Registrar of Deeds and the UCC will share a common database system. This database system will hold image files for all scanned documents and their associated index information along with all transaction related information. The proposed
______________________________________________________________________________

Oklahoma County                                                         3-1
EDMS System Technical Proposal - June 16, 1997



system for each of these departments is discussed in greater detail in the following sections.

Since the database system is shared, the information will be readily available to the County Assessor's office. Workstations in the County Assessor's office will run an application that will allow them to retrieve all new images and associated data. The employees in the Assessor's office may then view and process these images, as they like.

The information stored in the database system may also be transmitted across an Intranet via an Internet server. Thus, information may be sent in HTML format to the Treasurer's office or public access areas. This will allow access to the information in the database system through use of "browsing" software such as Netscape Navigator or Microsoft's Internet Explorer.

TMSSequoia recommends running this system on the Windows NT operating system. This will ensure compatibility with the current Novell NetWare Ethernet configuration, as well as support TCP/IP, which will be necessary to implement the Intranet. Windows NT also supports all major network protocols, allowing the option for future changes in the network configuration. Furthermore the Windows NT system provides extensive security features that may be easily incorporated in the EDMS to meet Oklahoma County's security requirements.

In addition to using a common database, TMSSequoia intends to maximize use of common components and processes throughout the system. This provides for a more scaleable and efficient solution.

3.1     Development Phases

The development of this system will consist of two phases. However, the system will be designed and implemented with the consideration of a third phase to take place at some point in the future. The phases are summarized below.

3.1.1   Phase 1

The completion of the first phase of development will produce the EDMS system for the Registrar of Deeds office. The resulting system will replace the office's current FoxPro based POS, scanning, and document indexing software and the underlying database. This phase also covers the conversion of current document indices and images. In addition, the system will provide Intranet and Internet access to the filed images.

3.1.2   Phase 2

The second phase will expand upon the first phase of implementation by providing the UCC department with an EDMS system.  This system will replace the UCC office's current AS/400 based POS system and database. The new system will also provide scanning and document indexing software. The resulting system will be fully compatible with the system developed in Phase 1
______________________________________________________________________________

Oklahoma County                                                         3-2
EDMS System Technical Proposal - June 16, 1997



and allow for intranet/Internet access to images. The current UCC database will also be converted and imported into the new system during this phase.

3.1.3   Phase 3

Oklahoma County has the intent to further implement EDMS systems throughout the County departments, such as County DA, County Jail or the County Assessor. All of these systems will be fully compatible with each other.

3.2     Registrar of Deeds Office

The registrar of deeds is responsible for recording deeds, liens, mortgages, and other instruments of land ownership and other legally significant documents. Persons and Companies mail or bring documents to the Registrar of Deeds office for recording. The current system consists of a Point of Sale
(POS) component and a Data Entry component, both written in FoxPro (DOS). The proposed system will replace these FoxPro based applications and the underlying database. Also, the system will route electronic copies to other departments, such as the County Assessor's office, eliminating the routing of many paper copies. Descriptions of how employees will interact with the system during various stages of the process follow.

3.2.1   POS

First the customer must deliver the documents of interest (instruments) to the Point Of Sale counter (POS). The software at the POS counter will maintain accounting information for the Registrar of Deeds Office and assist with customer service. It will also generate reports that will display requested information in pre-determined formats. Furthermore the system will employ mechanisms to tolerate errors that are encountered during the process. The actions of the counter employee and the proposed system are as follows:
______________________________________________________________________________

Oklahoma County                                                         3-3
EDMS System Technical Proposal - June 16, 1997


--      The customer delivers document(s) to counter employee.

-- The employee enters preliminary data (Document type, Book, Page, Document number) into the system.

--      The system imprints the recording information on the instrument.

--      The system calculates the fee.

--      The employee collects the fee from the customer.

--      The system enters all transaction data into the Cashier database.

--      The system prints a receipt to be issued to the customer.

3.2.2   Scanning/Indexing

After the recording information has been imprinted on a document and all preliminary data has been entered, the document is then passed on to a Scanning/Indexing station. This software will allow the user to scan and enter indexing information for documents. Additionally, the user may search for and print previously scanned documents.

To scan and index documents, the following actions are taken:

-- The employee selects which documents are going to be scanned. The only documents available for scanning will be those that have had preliminary data entered into the database at the POS.

-- The documents are scanned. The system will perform automatic post-processing to enhance the quality of the images.

-- The system will display scanned images on the screen allowing employees to verify that the images were scanned correctly and enter/ edit index information.

-- The scanned images will be stored on the image storage devices in a standard image format such as TIFF Group 4.

--      Optionally, the employee can trigger printing of the document.

3.2.3   Retrieval

Once all indexing information for a document has been entered into the common database system, the stored documents will be available to any user that is connected to the database and has sufficient access privileges.
Users may connect to the database through either the local network or through the Internet/intranet. In both cases, the system will provide sensitivity to document access based on system defined security settings. The system will provide facilities to select, view, and print single documents or groups of documents based on combinations of index field values.

3.3     UCC Department
______________________________________________________________________________

Oklahoma County                                                         3-4
EDMS System Technical Proposal - June 16, 1997

The UCC department processes Uniform Commercial Code documents from the whole state of Oklahoma. These forms are on average 1.4 pages in length and arrive in volume of 700 documents per day. The majority of UCC documents are sent to
the UCC department by mail, with a few delivered in-person.   Currently the
UCC has only a Point Of Sale (POS) system that stores data on an AS/400. The proposed system will not only replace the AS/400 based application, but will also provide the UCC office with a means to store the documents electronically in the EDMS. This will allow easier access to UCC forms by employees of the UCC office and authorized persons outside of the department. Descriptions of how employees will interact with the system during various stages of the process follow.

3.3.1   POS

First the customer must deliver the documents of interest (UCC forms) to the Point Of Sale (POS). The software at the POS counter will maintain accounting information for the UCC Office and assist with customer service. It will also generate reports that will display requested information in pre-determined formats. Furthermore the system will employ mechanisms to tolerate errors that are encountered during the process. The actions of the POS employee and the proposed system are as follows:

- The customer delivers document(s) to the UCC office (in person or by mail).

- The employee stamps the preliminary information on the form(Date, time, and unique instrument number).

- The employee enters preliminary data  into the system.

- The system calculates the fee and generates a bill.
______________________________________________________________________________

Oklahoma County                                                         3-5
EDMS System Technical Proposal - June 16, 1997

- The employee collects the fee from the customer (if in person).

- The system enters all transaction data into the Cashier database.

- The system prints a receipt or bill to be issued to the customer.

3.3.2  Scanning/Indexing

After the recording information has been imprinted on a document and all preliminary data has been entered, the document is then passed on to a Scanning/Indexing station. This software will allow the user to scan and enter indexing information for documents. Additionally, the user may search for and print previously scanned documents.

To scan and index documents, the following actions are taken:

- The employee selects which documents are going to be scanned. The only documents available for scanning will be those that have had preliminary data entered into the database at the POS.

- The documents are scanned. The system will perform automatic post-processing to enhance the quality of the images.

- The system will display scanned images on the screen allowing employees to verify that the images were scanned correctly and enter/edit index information.

- The scanned images will be stored on the image storage devices in a standard image format such as TIFF Group 4.

- Optionally, the employee can trigger printing of the document.

- The employee may then file the original form in the office's filing cabinet.

3.3.3 Retrieval

Once all indexing information for a document has been entered into the common database system, the stored documents will be available to any user that is connected to the database and has sufficient access privileges.
Users may connect to the database through either the local network or through the Internet/intranet. In both cases, the system will provide sensitivity to document access based on system defined security settings. The system will provide facilities to select, view, and print single documents or groups of documents based on combinations of index field values.
______________________________________________________________________________

Oklahoma County                                                         3-6
EDMS System Technical Proposal - June 16, 1997


4.  Functional Capabilities

This section describes the functional capabilities of the proposed software components.

4.1  Document Imaging Software

The EDMS will utilize proven technologies from TMSSequoia and Microsoft. TMSSequoia's ViewDirector, ScanFix, ScanDirector, and Pryzm Imaging Web Plug-in are core components for the scanning, viewing, and data entry applications. These software toolkits offer enormous flexibility for functionality and performance speed. TMSSequoia has successfully created dozens of solutions employing these technology components. Enclosed in this response are product descriptions of the TMSSequoia toolkits to be used in the EDMS.

The TMSSequoia imaging toolkits operate on industry standard Group 4 TIFF images as defined by AIIM. The use of non-proprietary image formats provides the County with complete ownership of their data. TMSSequoia will not alter the County's imaged documents with any proprietary information.

The EDMS will also leverages Microsoft's back office strategy with SQL Server, NT Server, and Internet Information Server. With the use of TMSSequoia and Microsoft strengths, the EDMS is a true component based client server software system.

The proposed system will fully comply with the requirements listed in section
6.1 of the Request for Proposal.

4.1.1  Software Scalability

The use of TMSSequoia and Microsoft technology allows for a highly flexible and scaleable system. The system can take advantage of future releases of ViewDirector, ScanFix, ScanDirector, SQL Server, NT Server, and Internet Information Server, allowing for gradual growth of the EDMS. Although SQL Server has a maximum capacity, it allows sufficient capacity for both POS and Image information for a very long time.

The proposed system will fully comply with the requirements listed in section
6.1.1 of the Request for Proposal.

4.1.2  Graphic User Interface Requirement

The client and server software for the EDMS will be built using current Microsoft 32 bit development environments. The client PCs in the Registrar of Deeds, UCC, Assessor, Treasurer, and public workstations are required to run either Windows 95 or Windows NT. Workstations that only access the EDMS through
______________________________________________________________________________

Oklahoma County                                                         4-1
EDMS System Technical Proposal - June 16, 1997


the Intranet or Internet can be Windows 3.1 running 16 bit Netscape Web software.

All user application software in the EDMS conform to "The Windows Interface Guidelines for Software Design" published by Microsoft Press. The guidelines define the use of toolbars, menus, windows, accelerator keys, icons, bitmaps, and all other aspects of the user interface. TMSSequoia will work closely with the County during the design of the system to define the user interfaces. To increase the consistency of the applications in the EDMS, all software modules will be designed to have the same "look and feel." Consistent user interfaces throughout the EDMS decreases employee training for new applications increasing their productivity at a quicker rate.
TMSSequoia will provide the County an acceptance period in which the County can review the U.I. prototypes created during the design phase. If the County desires further changes after the U.I.s are accepted. TMSSequoia will work with the County to include the changes as additional work.

The proposed system will fully comply with the requirements listed in section
6.1.2 of the Request for Proposal.


4.1.3  Retrieving, Display and Manipulation of Images

The workstations attached to the EDMS can access all image information. The software provides a mechanism to easily search for documents on the jukebox by utilizing the indices entered into the system in both the Registrar of Deeds and UCC departments. Both SQL Server and Internet Information Server, along with TMSSequoia expertise offer the ability to efficiently submit, process, and return results for queries. Searching for County documents will be similar to performing a search on the World Wide Web. Along with working with the County on the user interface design, TMSSequoia will also work with the County in designing the search interface for EDMS applications. TMSSequoia recognizes that intuitive and efficient searching is a critical aspect of this project.

Mechanisms for searching are provided for both the client applications used in the various County offices and also from the Web based clients. The web client, while having the ability to search and view documents, cannot modify database information. The web clients cannot access any point of sales information. Point of sales information is highly protected in the system from all non-authorized access. The client applications will have only the permissions needed to perform their tasks of scanning, indexing, and point of sales processing.

The TMSSequoia Pryzm Imaging Plug-in is compatible with both Netscape and Internet Explorer. The plug-in component provides the capability to view, zoom, rotate, pan, magnify, copy, and page through single and multiple page TIFF images within a web browser just as the client based imaging applications will be able to perform. The magnifying glass functionality is present in both the client applications and the web based applications. Using the plug-in with Internet Information Server, the user can effortlessly query the image indices and view the multiple page TIFF documents on-line.
______________________________________________________________________________

Oklahoma County                                                         4-2
EDMS System Technical Proposal - June 16, 1997

The powerful suite of TMSSequoia toolkits provides the features the County desires for image manipulation. The ScanFix toolkit de-skews images, removes inappropriate lines, and removes "noise" (dots) from the image. These image enhancement operations save time by correcting faults in the scanning process, reducing the number of documents needing re-scanning. The resulting images are also often better quality copies of the original then can be produced through photo copying. The cleaner images lend themselves to OCR processes with a higher degree of accuracy than non-improved images. Although OCR processes are not defined for these first phases of the EDMS, due to ScanFix's capabilities, the County may consider this addition in future enhancements to the EDMS.

Both the client based applications and the web based client applications in the EDMS will offer powerful image manipulation features. All viewers in the system provide the ability to view, zoom, rotate, pan, magnify, copy, and page through the TIFF image documents. The magnifying glass functionality is also present for all client applications in the EDMS.

To provide quick replication of image data, all client image viewing applications will support the Windows Clipboard feature for coping and pasting. The user may select an area of an image with the mouse and copy it to the clipboard. The user can then paste the selection to any Windows program that supports embedding of industry standard bitmap images such as Microsoft Word, Excel, and PowerPoint.

The proposed system will fully comply with the requirements listed in section
6.1.3 of the Request for Proposal.

4.1.4  Internet Viewing System

After the County adds Internet access to their existing local area network, external access can be provided in much the same way as through the intranet. All functionality defined for the intranet client application can be added to an Internet client.

The proposed system will fully comply with the requirements listed in section
6.1.4 of the Request for Proposal.

4.1.5 Intranet Viewing System

TMSSequoia will build the features necessary to query and view images from the EDMS databases using the TMSSequoia Pryzm Imaging Plug-in for Netscape and Internet Explorer, HTML pages designed to support user queries and query results, and Microsoft Internet Information Server to support this functionality on the back office. Although the required 6 second response time cannot be guaranteed due to factors beyond control of the EDMS, such as network traffic, TMSSequoia will optimize the browser client software components to their highest possible performance. The TMSSequoia and Microsoft applications are
______________________________________________________________________________

Oklahoma County                                                         4-3
EDMS System Technical Proposal - June 16, 1997



highly fine tuned and will provide very quick response times for queries and image documents viewing.

The viewing system implemented within a web browser will provide the same viewing capabilities as the viewing client applications. The web solution will also have the appropriate security to protect images, indices, and POS information from tampering.

After the County adds Internet access to their existing local area network, external access can be provided in much the same way as through the intranet.

The proposed system will fully comply with the requirements listed in sections
6.1.4 and 6.1.5 of the Request for Proposal.


4.1.6  Image Printing

The EDMS component responsible for printing is the TMSSequoia ViewDirector image toolkit for client applications and the TMSSequoia Pryzm Imaging Plug-in for web based clients. Both these implementations support sophisticated printing operations such as, printing the full image the size of the paper, landscape and portrait layout, scaling to actual size, and a printing a selected area of the image. The client applications will have additional functionality to print the image at reduced percentages.

Both the client application and web based viewer use the Microsoft Windows printing support. This allows the user to print to any printer setup in Microsoft Windows. This also will allow clients accessing imaged documents through the Intranet and Internet to print to printers that they are connected to without the EDMS or POS being notified. No fee can be charged to users printing through the web-based client. The client application can be designed to restrict the printing functionality to only those users with permission.

The scanning application will be able to print the imaged document after scanning. The hard copy demonstrates a visual verification that the document was adequately scanned, de-skewed, and de-speckled. This paper copy would then be used for the book copy of the document. Since a copy must be printed for the book, this step serves multiple purposes and results in the only paper copy of the original created by the EDMS. All other routing of documents use the electronic form reducing the need to pass paper copies form between offices.

For large batch scans, the scanned images can continue to be processed at the indexing stations at the same time the images are printed. This offers the most optimum usage of equipment, personnel, paper, and time.

The public access stations in the Registrar of Deeds office views documents using a web based client. The user can search and retrieve imaged multiple paged documents for viewing only. No tampering of database indices is permitted from these workstations. Since the viewer uses the Windows print
______________________________________________________________________________

Oklahoma County                                                         4-4
EDMS System Technical Proposal - June 16, 1997


support, these stations will be setup with only one available printer for printing. This printer will be located behind the counter in the Registrar of Deeps office. The user is free to print copies of documents to this printer, but must go to the counter to retrieve the print outs after paying the appropriate fee. The Registrar of Deeps employee processes the request for printouts in the same manner as a request to submit a document. The point of sales system is used to process this transaction.

The printing functionality in all EDMS components follows standard Windows user interface guidelines. The appropriate menus, buttons, and accelerator key combinations are provided to print documents. Users can print documents to any printer that Windows is setup to print to. This allows users to only print to printers they have permission to print to. It also allows the user to print to any network printer that is accessible on their PC.

Providing print support through the Windows printing mechanism allows the County to control the policies of its own hardware, network, and printers. The County has complete control over assigning permissions for printing for the EDMS.

The image viewing components of the EDMS provides Windows clipboard support. The user may mark an area of the TIFF imaged document with the mouse and print only that area or copy it to the clipboard as an industry standard bitmapped image. Once in the clipboard, the document section can be pasted into any application that supports embedded bitmaps, such as Microsoft Word, Excel, PowerPoint, and Paint.

The user can also save the entire TIFF document locally through a Save mechanism in the client. Saving the document locally allows the user to place the document on a network, floppy, and even paste into some e-mail packages. This reduces the need for an employee to physically walk to the books, find the document, carry the book copy to a photo copier, replace the book, and carry the paper copy back. All of these steps are obsolete with the ability to copy and save imaged documents electronically.

The proposed system will fully comply with the requirements listed in section
6.1.6 of the Request for Proposal.

4.1.7 Image Capture and Post-processing

Scanning of paper documents occurs in the Registrar of Deeds office and in the UCC department. The scanning functionality described here applies to the software at both locations.

The scanning application will allow the scanning of single documents and also the scanning of multiple sheets in a single processes. Batch scanning allows the employee to scan a large volumes of paper as a single step. As the paper is scanned, employees at workstations setup up for data entry, can view the
______________________________________________________________________________

Oklahoma County                                                         4-5
EDMS System Technical Proposal - June 16, 1997


recently scanned image and key in the appropriate information to the database system. This process optimizes the capacity of the scanning equipment and data entry workstations.

After scanning occurs, the scanning program will allow rescanning of documents that did not result in adequate TIFF images. The user will not be forced to rescan the entire batch of documents, only those they desire to. The database will note the transaction of deleting and reinserting images into the system without storing unnecessary information.

The powerful suite of TMSSequoia toolkits provides the features the County desires for image manipulation. The ScanFix toolkit de-skews images, removes inappropriate lines, and removes "noise" (dots) from the image. These image enhancement operations save time by correcting faults in the scanning process, reducing the number of documents needing re-scanning. The resulting images are also often better quality copies of the original then can be produced through photo copying. The cleaner images lend themselves to OCR processes with a higher degree of accuracy then non improved images. Although OCR processes are not defined for this first phases of the EDMS, due to ScanFix's capabilities, the County may consider this addition in future enhancements to the EDMS.

The requirement of "interactive raster editing" is highly discouraged due to its legal implications. Allowing the user to edit the raster image interactively will prevent the use of the imaged documents for legal purposes. This will force the continued use of microfilm as the official archival medium. Eliminating microfilm in favor of electronic images is a desire of the County as soon as legal questions are resolved. For this reason, although technically possible, it is suggested that the County not maintain the requirement of interactive raster editing.

All scanned images will be stored as industry standard TIFF images using
CCITT Group 4 compression. The initial scanning will create single page TIFFs. The data entry step will allow the grouping of individual pages, that are stored as single TIFF files, into multiple page TIFF files. The creation of multiple page TIFF files reduces the number of overall image files stored on the juke box. It also maintains all pages of a complete document in a single file, lowering the risk of archiving incomplete documents. The viewing application, both local clients and web clients, will have the ability to page through the multiple pages of a TIFF image.

Although the size of TIFF files will vary between documents, each page will be approximately 60k in size on average. The proposed hardware and software is adequate for the volumes of documents anticipated in the EDMS.

The proposed system will fully comply with the requirements listed in section
6.1.7 of the Request for Proposal. ("Interactive raster editing" is possible but discouraged.)

4.1.8  Document Image Storage
______________________________________________________________________________

Oklahoma County                                                         4-6
EDMS System Technical Proposal - June 16, 1997


TMSSequoia recognizes the need for fault tolerance in the EDMS. Appropriate data replication, error detection, and error recovery will be implemented into the system.

For long term storage and access through the juke box, the system will contain functions to archive images and index information to CD-ROM. These images will be industry standard TIFF Group 4 images. This file format will greatly increase the potential that the images will adapt to any future EDMS. Since the images will not contain proprietary information, they are not by themselves tied to the proposed system or contractor. This offers the County the greatest flexibility for future enhancements.

The EDMS will allow for the migration of image and database information from the on-line, to near-line, and finally to archival mediums. This migration is determined by date information contained in the database system. This allows older material to be archived for long term storage and also allow new documents to be maintained in a location that permits quick access.

The proposed system will fully comply with the requirements listed in section
6.1.8 of the Request for Proposal.

4.2  POS and Document Indexing Software

Employees at the Registrar of Deeds office and the UCC office will utilize the POS and document indexing software. The following sections present the functionality provided by these components of the EDMS.

4.2.1  POS (Fee Collection / Cash Control)

In the proposed EDMS system, the POS software employ the following features:

- The cashiering system will be tailored specifically to the type of Documents and amounts charged at Oklahoma County by:
  - using tables and codes in order to minimize the amount of data entry required. These tables will maintain information concerning document types, corresponding charge amounts, name and address tables for title companies, and common company names. The user interface will use the information in these tables to assist the cashier in entering data. Furthermore the system will indicate exactly what information needs to be entered for the particular form.

  - allowing the user to enter document types via document type code or actual document type name.

  - calculating the recording fees automatically after the cashier enters the document type and number of pages. The cashier will be able to override these fees if necessary.

  - prompting the Cashier for exemption status. If exempt, the system will calculate the Documentary Stamp Fee based on the consideration
______________________________________________________________________________

Oklahoma County                                                         4-7
EDMS System Technical Proposal - June 16, 1997

    entered and any exempt codes. Otherwise, the Cashier must provide the amount of the Document Stamp Fee.

  - The software will allow payments to be accepted by cash, check, charge (in-house charge accounts and major credit cards), or any combination thereof. After acceptance of the payment, the system will calculate the change due and display it on the screen.

  - The software will fully manage charge accounts and issue balance statement by month.
    - Charge accounts will be sufficiently flexible to permit them to be established with a minimum pre-paid balance requirement. The system will provide operators with an alert when the minimum balance in any account is reached and provide information on a report

    - Charge accounts will include a maximum charge limit.

  - The system will interface with the current document printer for imprinting documents with document number, time, recording date, and recording fee.

  - The system will produce a "Deliver to" label for each document if Zip Code exists.

  - System must generate detailed receipts, including all pertinent information. Receipts must be accessible for printing for a period of at least 12 months. After 12 months detailed receipt data must be archived and a report generated of the archived data.

  - System must allow for verification of all documents entered on a transaction and allow for insertion of a "missed" document prior to closing the transaction.

  - The system must keep a detailed audit trail, including the tracking of all changed and voided transactions.

  - Reports will include daily, monthly, semi-annual and annual reporting statistics. Among the reports to be provided by the system are:

    - Transaction Reports (Print on Demand) - At any time, the system must be able to generate a report showing each transaction for a specified time period. The report must show the total fees paid, recording fees, and method of payment. Total cash and checks accepted in payment for filings are to be summarized at the end of the report. This report should include charges not paid.

    - Filing Fee report - This detailed report must show the filing fees collected on a per transaction basis. It must also show any exemption code which may be applicable, the filing fee total, county proportionment of the fee. A summary of all fees shall appear at the end of the report. This report must be prepared in the format required by the State of Oklahoma.

    - Transaction Summary Report - This report must show the total number of transactions, per workstation, per operator, and across the entire system. It must also summarize the total amount of fees collected.
______________________________________________________________________________

Oklahoma County                                                         4-8
EDMS System Technical Proposal - June 16, 1997


    - Charge Account Transaction Report - A detail report showing each charge account transaction(s), with fees paid and credited to each account. This report can be run by date Range.

    - Report showing transaction numbers missing or document numbers missing.

    - Report showing amount of document stamps sold daily, monthly and annually.

- To ensure the optimum in efficiency in data entry, the POS system must be fully integrated with the indexing system, in that it must pass all data captured at the time of entry to the indexing system. Data to be passed to the indexing system includes, but is not necessarily limited to, document type, document number, date and time of filing, number of pages, fees collected and deliver to name and address.

The proposed system will fully comply with the requirements listed in section
6.2 of the Request for Proposal.

4.2.2  Document Indexing System Requirements

During the detailed design step of Phase 1, TMSSequoia will work closely with the County to identify all data that will be captured in the database system. All documents identified during the design phase that are processed by the County Clerk's Office will be capable of indexing. The database will be designed to contain the information needed for all identified documents. This data includes: Grantor, Grantee, Type of Document, Document Number, Date Filed, Book, Page, Property Description (Legal Description), Lot, Block, Addition Name, Condo Number, Unit Number, Parcel Identification (PID), Debtor, Secured Party, File Date, Reference to Tax Lien number, or previous file Number, and Date. For the identified documents data, the relationships between the data will be defined, such as grantor/grantee and legal description fields one-to-many relationship will be identified and added to the database schema.

As part of the database design, business rules will also be identified. Business rules include such logic as when indexing land which is not platted, the system must allow at a minimum of three calls and provide a pick list for the accuracy of entry of Section Township and Range. All rules defined in the design will be implemented into the EDMS either in the application software or the database system, where ever is most appropriate for each rule. The County will have the opportunity to review the entire database design including data fields, data types, relationships between data and the rules governing the data. After acceptance of the design by the County, TMSSequoia will make changes to the system as additional work.

The database schema will be created using good database design techniques such as normalizing the data. An entity relationship diagram will be created describing the entire database system. This diagram (potentially many diagrams) will be used as part of the design documentation and will be created
______________________________________________________________________________

Oklahoma County                                                         4-9
EDMS System Technical Proposal - June 16, 1997


in cooperation with the County. The database will be implemented in a non-proprietary database system in which the County will have ownership.

The County discouraged from maintaining the requirement that the Property Description field be free form, with the ability to cut and paste the information from the scanned document. This functionality would require a very sophisticated Optical Character Recognition (OCR) process that would great increase the cost in dollars and time of the system, greatly decrease performance, and only result in marginal results. To help the County reduce the number of characters that must be keyed in for the property description field, other mechanisms can be created such as a pick list of previously entered descriptions. TMSSequoia does have experience OCR technologies and can implement this request, but again, it is strongly suggested this requirement not be retained.

TMSSequoia recognizes that data accuracy is very important to the County and implement adequate data validation operations. These operations will include the ability for an employee to correct any errors in the data without the need re-key correct information. Also pick lists will be provided where their use increases the accuracy of keyed data and reduces the number of characters the must be typed. Where ever possible, validation rules will be added to the applications and within database to alert the user of incorrect data as soon as possible.

The proposed system will fully comply with the requirements listed in section
6.2.2 of the Request for Proposal. (The OCR functionality for property description data is possible but discouraged.)

4.2.3  Document Indexing Report Requirements

The EDMS system will be capable of generating many reports. TMSSequoia has vast experience with printed output from images and database systems. Printing will be accomplished using the TMSSequoia technology components ViewDirector and Pryzm Imaging Plug-in, along proven third party technologies such as Crystal Reports.

All reports that can be generated by the EDMS will be defined during the design phase. The specific report layouts will be designed along with all data that populates the report identified and related to the appropriate fields in the database system. In general, the EDMS applications incorporate standard Windows printing support. This support includes printing to network printers, selecting page ranges for printing, and printing in landscape or portrait modes.

Documents already identified are the index reports. The system will generate index report selections for Grantor or Grantee reports including the following optional breakdowns; an alphabetical listing by each individual letter of the alphabet, cross reference Grantor / Grantee index, to print or omit the full property detail, to print or to omit Book, Volume and Page and Document Number. There is no book & page requirement for UCC.
______________________________________________________________________________

Oklahoma County                                                         4-10
EDMS System Technical Proposal - June 16, 1997


Another report the system will generate is the tract index report. Track index reports will be printed as close to the format of the present indexes as possible. These will include both platted and non-platted property. The database system will support as many lots as possible under SQL Server 6.5.

TMSSequoia will work with the County to define the layout and data for a Verification Report, Document Type Report, Numeric Report, Selected Documents Report, Missing Number Report, Instruments Not Indexed report, and mailing labels.

The proposed system will fully comply with the requirements listed in section
6.2.3 of the Request for Proposal.

4.2.4  Information retrieval Requirements (Public Access)

The searching functionality is critical to the EDMS. All document indices will be available for search queries. The user must supply at a minimum, Name (Grantor / Grantee), Document Number, Document Type, Book/Page, Legal Description, and PID number for Registrar of Deeds documents. To limit searches other fields such as document type, date range, property description and document series criteria will be allowed. The search query syntax will be able to use all document index information that is defined in the database schema. The searching functionality will be designed at the same time the database design is created.

Search fields will allow the user to enter an exact word to search for and partial words to search for. For example, the user will be allowed to enter "Okla*" and the words "Oklahoma", "Oklahoman", and "Oklahomans" will be found.

The search results are presented to the user as a list of documents, each line displaying Surname, Given Name, Document Type, File Date, Instrument Number, and Book/Page, Legal Description and PID number. Once the user receives the list of found documents, the user can view all indices associated with each of the documents. The presentation of the search query and search results user interface will be design with cooperation with the County during the design phase.

The proposed system will fully comply with the requirements listed in section
6.2.4 of the Request for Proposal.

4.2.5  POS and Indexing System Security

The EDMS contains very valuable data. Appropriate security will be implemented to protect this information from corruption. To accomplish the necessary level of security, the system administrator will have the ability to assign and reassign privileges to specific users to access certain data and perform certain functions. Specifically, the POS data will be highly protected by the security functionality.
______________________________________________________________________________

Oklahoma County                                                         4-11
EDMS System Technical Proposal - June 16, 1997


The security system will be based on a username and password for each user. Access to data and functions will be associated with each user by the system administrator. The users of the system will not be allowed to modify their own privileges.

The system administrator will have access to the entire system. This allows the administrator to modify the database directly and perform all possible operations in the system. This level of access is needed to account for any possibility that may arise, such as correcting incorrect data in the database.

The POS application will be as user friendly as possible, while still enforcing the needed security. Since a single POS workstation may be used by multiple employees, the ability to login and logout of the application without shutting down the PC will be created.

The proposed system will fully comply with the requirements listed in section
6.2.5 of the Request for Proposal.

4.3  Database System

The EDMS will be created using the strengths of both TMSSequoia and Microsoft. Microsoft Windows NT, SQL Server, and Internet Information Server will be used to support the database system. These applications will allow the connectivity required by the County. The web server will be capable of processing thousands of queries daily.

The database system will be created using SQL Server which is a relational database management system (RDMS). The database schema will be designed using good relational data modeling techniques.

The proposed system will fully comply with the requirements listed in section
6.3 of the Request for Proposal.
______________________________________________________________________________

Oklahoma County                                                         4-12
EDMS System Technical Proposal - June 16, 1997


5.  Hardware Specifications

This section provides technical details about the proposed hardware necessary to support the system in response to the requirements described in Section 7 of the Request for Proposal.

5.1  Mandatory, Short-term Requirements

These sections present the functional requirements of the proposed EDMS system hardware and physical network.

5.1.1  Overview of Hardware Components and System Configuration

TMSSequoia envisions two central high-end servers that will provide the core functionality of the EDMS system. One of these servers will be dedicated to the tasks of processing database transactions and managing document image files. The other server will be responsible for maintaining Internet/intranet connections and processing web-based transactions. Both of these machines will be connected to the local Ethernet network so the various offices requiring their services may access them.

The end users of the system will access and enter data through client workstations. Because the high performance servers will do most of the processing work, the less expensive clients will not need to have the advanced characteristics of the servers. While only two servers will be needed to implement the system, as many clients may be added as necessary. The POS and Scanning/Indexing workstations shown in the figure will be physically located in both the Registrar of Deeds office and the UCC office. Retrieval workstations may be physically located in any office (such as the Assessor or Treasurer's office) or public access area that has a direct connection to the Ethernet network.
______________________________________________________________________________

Oklahoma County                                                         5-1
EDMS System Technical Proposal - June 16, 1997

The table below summarizes the types of hardware devices necessary to make the system fully functional.

Device                     Office/Department               Number of Devices
-----------------------------------------------------------------------------
Servers:                         MIS
  Database & Document Image                                       1
  Iternet/WWW                                                     1

Mass Storage Device(s)           MIS
  At least 300 GB Disk Array with RAID5 controller                1

Optical Storage                  MIS
  Archival device (Type and Capacity undetermined)                1
  At least 60 GB capacity Jukebox                                 1

Workstations                     Registrar of Deeds
  Scanning Stations                                               3
  Data Entry                                                      4
  Public Access/Viewing                                           6
  Data Entry/Viewing             Assessors Office
  Viewing                        Treasurers Office

Workstations                      UCC
  Scanning Stations                                               3
  Data Entry                                                      4
  Public Access/Viewing (1)                                       5
  POS Equipment                                                   2

The above figures are based on TMSSequoia's understanding of the County's current organization and equipment. The County may feel that the number of workstations in each area may need to be modified as the system is used in actual business situations, and TMSSequoia will cooperate with the County to determine the optimal number of workstations at each location.

The remainder of this section describes the characteristics of the hardware components in further detail.
______________________________________________________________________________

Oklahoma County                                                         5-2
EDMS System Technical Proposal - June 16, 1997

5.1.2  EDMS Physical Network

The EDMS will provide adequate response time for interactive operations on the County's current Novell Ethernet network. All hardware devices will include the necessary equipment for connection to the network.

The proposed system will fully comply with the requirements stated in section
7.1.2 of the Request for Proposal.

5.1.3  Basic Operating system Functionality

The proposed EDMS system will be designed as a client/server solution. High-end machines (servers) will provide access to the central database of documents. The end users of the system will use lower scale workstations (clients) that are connected to the server through local network connections. These workstations may run any Microsoft Windows 32 bit operating system, such as Windows 95 or Windows NT Workstation.

TMSSequoia recommends Microsoft's Windows NT Server 4.0 as the most suitable operating system for the server machines. Windows NT Server 4.0 is optimized to provide the functionality that is required by enterprise servers such as those that will be employed in the EDMS. Furthermore, NT Server will be combined with selected components from the Microsoft BackOffice suite to implement the database and Internet servers. BackOffice is a set of server software designed specifically to run on the NT Server operating system and work in close conjunction with its intrinsic characteristics. The following sections describe the features that Windows NT Server will offer to Oklahoma County.

Multi-user Support

Windows NT Server supports concurrent connections. This means that multiple users may simultaneously access or enter information into the system. Both the Internet server and database server will allow such features. If additional processors are added to either of the server machines to enhance the performance, the operating system combined with the BackOffice components will manage the tasks of multiprocessing.

The proposed system will fully comply with the requirements stated in section
7.1.3.1 of the Request for Proposal.

Security Management

Windows NT Server and the BackOffice components employ a powerful, integrated security scheme. The system will be configured so that a user's access rights to all data files and executable programs in the system will be determined based on the user's log-on (name and password). Each user will have the ability to modify their own passwords to protect their accounts. Individual users may define access rights to files that they have ownership of as
______________________________________________________________________________

Oklahoma County                                                         5-3
EDMS System Technical Proposal - June 16, 1997


"read only", "write only", and "read/write". These access rights may be set at the file or directory level.

To comply with the legal considerations, the system will be configured so users of the EDMS will not be capable of altering any documents that have been scanned and entered into the database. However, it is likely that a system administrator will still have access privileges to these files.

The proposed system will fully comply with the requirements stated in section
7.1.3.2 of the Request for Proposal.

File Management

Windows NT Server supports all of the file management needs required by Oklahoma County. The NT File System (NTFS) enables the management of an hierarchical directory structure for the logical grouping of files. The file system also allows the use of aliases or logical names to refer to specific data locations.

The proposed system will fully comply with the requirements stated in section
7.1.3.3 of the Request for Proposal.

Memory management

Since Windows NT Server is designed to support high-end server applications, it employs a powerful memory manager. NT Server efficiently manages virtual memory segments and cache memory.

The proposed system will fully comply with the requirements stated in section
7.1.3.4 of the Request for Proposal.

Database Backups

The system will be capable of performing highly automated database backup routines. TMSSequoia will work closely with the County to determine the most acceptable means for accomplishing these procedures.

The proposed system will fully comply with the requirements stated in section
7.1.3.5 of the Request for Proposal.

Error Monitoring/Disaster Recovery

Since Windows NT Server and the BackOffice suite were designed with high capacity server applications in mind, the issues of error monitoring and disaster recovery are sufficiently addressed. TMSSequoia cannot guarantee that all errors/disasters will be recoverable. However, TMSSequoia recognizes the importance of such considerations and will work in cooperation with the county to achieve an acceptable level of tolerance.
______________________________________________________________________________

Oklahoma County                                                         5-4
EDMS System Technical Proposal - June 16, 1997

At a minimum, the proposed system will partially comply with the requirements stated in section 7.1.3.6 of the Request for Proposal.

5.1.4 Server and Mass Storage

As stated earlier in this document, the system will utilize two high-end server machines that are connected to the county network. One Machine will be responsible for storing and managing a central database for document images, associated tabular data, and near-on-line and archived documents. The second server will be dedicated to the processing of Internet transactions. These servers equipped with the Windows NT operating system and BackOffice will provide the following capabilities:

- access to data based on request from client workstations

- Network monitoring and administration.

- Workflow monitoring.

- Storage and provision of access to pre-programmed reports or queries.

- Control and submittal of job requests for hard copy output.

- Control communication and user transactions with external systems.

TMSSequoia feels that the database server will need to be the more powerful of the two servers, because it will handle a majority of the transactions conducted within the system. TMSSequoia recommends using a server equipped with:

- a single Pentium Pro 166 or 200 MHz processor (with option to add additional processors).

- 64 MB RAM (with ability to expand)

- 512 KB of second level processor cache.

- A Novell Ethernet compatible Network Interface Card (NIC) that supports 10MB and 100MB Ethernet.

- A RAID 5 storage system of at least 300 GB to store 5 years worth of document data. This storage system should utilize fast disk controller technology such as Wide-Ultra SCSI.

The Compaq ProLiant 5000 server fulfills the above requirements. TMSSequoia suggests the use of this machine, or equivalent, for the database server. TMSSequoia notes that a less expensive machine, such as Compaq's ProLiant 2500, would meet the County's immediate needs, but would not allow as much room for future expansion.

The Internet Server will have lower performance demands than the database server. Therefore the system hardware does not have to be as powerful. TMSSequoia recommends using a high-end desktop computer to fill this role.
______________________________________________________________________________

Oklahoma County                                                         5-5
EDMS System Technical Proposal - June 16, 1997

An appropriate system would be a Gateway G6-200 or equivalent machine equipped with the following:

- a single Pentium Pro 200 MHz processor.

- 64 MB RAM

- A Novell Ethernet compatible Network Interface Card (NIC) that supports 10MB and 100MB Ethernet.

- 3-6GB of hard disk storage.

TMSSequoia recognizes that the equipment must meet the following requirements:

1. The server or servers shall have adequate processing power to support interactive operations for data input, data query, and data retrieval. They will provide near real-time response for display of document images and data to user workstations. Absolute real-time response as requested in section 7.1.4 of the RFBP would neither be feasible or necessary for the EDMS system.

2. The server shall come equipped with adequate on-line magnetic disk storage to provide interactive access to at least five (5) years worth of documents and associated database information.

3. The server shall be easily upgradable through addition of main memory, mass storage, and additional processors (for multiprocessor models) to meet the demands of a growing system.

4. The server shall come equipped with an external optical drive compatible with the main optical storage system.

5.  The proposed system will fully comply with the requirements stated in section 7.1.3.5 of the Request for Proposal.

5.1.5  Optical Storage System

TMSSequoia recognizes that the EDMS will need adequate storage capacity to maintain at least seven (7) years of documents through a combination of on-line (magnetic) and near on-line (optical) storage systems. With the idea that 5 years of document data will be stored on the database server's magnetic RAID 5 system, TMSSequoia estimates that an optical jukebox with at least 60 GB of storage capacity would be necessary to accommodate the other two years worth of data. TMSSequoia does not feel that an additional server must be used to provide quick access to the documents, however the County may choose to dedicate a machine purely as a file server. TMSSequoia will work with the County during the design of the system to determine a scheme that will most closely meet the system's storage and archival requirements.
______________________________________________________________________________

Oklahoma County                                                         5-6
EDMS System Technical Proposal - June 16, 1997

5.1.6  Workstation and Display requirements

The EDMS workstation systems will function as clients on the client-server network. These workstations will be used to query the EDMS database, retrieve and display image and tabular data, enter data, submit jobs for hard coy output (images and tabular reports), track workflow, and scanning of paper documents. These machines will have adequate local processing power and memory to perform all client tasks with near real-time response for interactive operations. Absolute real-time response as requested in section
7.1.6 of the RFBP would neither be feasible or necessary for the EDMS system. TMSSequoia realizes that the county may wish to utilize currently owned systems for to act as the client workstations. If additional machines need to be purchased, TMSSequoia suggests employing desktop computers manufactured by a name brand distributor such as Gateway2000 or DELL. For best performance, the selected systems should be equipped with the following:

- 90MHz Intel Pentium processor or higher.

- 32 KB RAM
- A Novell Ethernet compatible Network Interface Card (NIC) that supports 10MB and 100MB Ethernet.

- At least 1GB of hard disk storage.

- A 17" Color monitor and high quality video card.
______________________________________________________________________________

Oklahoma County                                                         5-7
EDMS System Technical Proposal - June 16, 1997


6.  Implementation Plan and Ongoing Maintenance and Support

6.1  Implementation Plan and Schedule

Preliminary Implementation Plan and Schedule

TMSSequoia recognizes that the planned EDMS system involves a number of activities and requires coordination of several individuals and groups. Our intent and goal is to work with the County staff to produce the best system possible within the constraints of available funding and technology and do so in a way that is least disruptive to ongoing operations of all County offices.

The following table summarizes our current anticipations for the general timing of the major activities involved in this project. We will revise and notify the County as new or revised information and understandings affect our opinions and plans.

Major Activity            Duration       Begins

Phase 1 Design            6-12  weeks    Within 2 weeks of contract signature
Phase 1 Development       5-7  months    At the mid-point of Phase 1 Design
Phase 1 Acceptance
 Testing                  4 weeks        At the completion of Phase 1
                                         Development
Phase 1 User Training     1 week         1 week into Phase 1 Acceptance
                                         Testing
Phase 2 Design            2-4 weeks      During the last month of Phase 1
                                         Development
Phase 2 Development       2 months       At the completion of Phase 1
                                         Development
Phase 2 Acceptance
Testing                   2 weeks        At the completion of Phase 2
                                         Development
Phase 2 User Training     1 week         1 week into Phase 2 Acceptance
                                         Testing

We include tasks related to site preparation as a part of the Design work and delivery and installation of servers as tasks included in the Development work.

We would certainly want to establish milestones on roughly a monthly basis to gauge progress but the identification of specific milestones should be deferred until a system design is more complete. The above estimates are based on our experience with similar sized projects. We will attempt to accommodate any additional scheduling variables that are known at the beginning of the work or which arise during the project. We will also be seeking opportunities to reuse technology components to reduce the time requirements. However, until we can uncover those opportunities for reusability, we must not assume them.

It is most important for the first efforts after contract signature be focused on basic system design issues. Our convictions and experience are that thoughtful and thorough effort put in at the beginning of a consequential project pay significant rewards both during and following the project.
______________________________________________________________________________

Oklahoma County                                                         6-1
EDMS System Technical Proposal - June 16, 1997


Appendix A:  Document Conversion and Consulting

TMSSequoia provides both Document Conversion and Consulting Services. Our Document Conversion Services give our clients a reliable alternative for conversion of paper to electronic or electronic to electronic data conversion. We have experience with many input data types and required indexing schemes.

Our Consulting Services provide a wide variety of capabilities from performing Needs Analysis to creating detailed System Design Specifications and Implementation Plans. We have experience creating user friendly Graphical User Interfaces that are based upon Microsoft standards for application interfaces. We also provide training to our clients from development with our product toolkits to use of a new application or system created by TMSSequoia.
______________________________________________________________________________

Oklahoma County                                                         A-1
EDMS System Technical Proposal - June 16, 1997


                               ATTACHMENT 3

                TMSSequoia's EDMS System Price Proposal

1.	OKLAHOMA COUNTY PRICE PROPOSAL

        TMSSequoia's EDMS System Price Proposal dated June 30, 1997 is included as follows. Changes in attachment Section 6, Additions/ Deletions to Oklahoma County Price Proposal take precedence over pricing in the Price Proposal.

                                  Oklahoma County
                             EDMS System Price Proposal



                                  Submitted by:

                                    TMSSequoia
                              (Solutions You Can Use)

                                       and

                             Advanced Imaging Systems, Inc.

                                    June 30, 1997



                                     Prepared for:



                                    Oklahoma County
                                      Warrant Desk
                                 Oklahoma County Clerk
                               320 Robert S. Kerr Avenue
                                Oklahoma City, OK 73102




                           -  Proprietary Information  -
This proposal includes data or quotation that shall not be disclosed outside Oklahoma County and shall not be duplicated, used or disclosed - in whole or in part - for any purpose other than to evaluate this proposal or quotation.
If, however, a contract is awarded to this offeror or quoter as a result of
- or in connection with - the submission of this data Oklahoma County shall have the right to duplicate, use, or disclose the data to the extent provided in the resulting contract. This restriction does not Oklahoma County's right to use the information contained in the data if it is obtained from another source without restrictions. The data subject to this restriction are contained in all sheets.

1. PRICE PROPOSAL FORM...................................................1-1

1.1 Summary of Pricing...................................................1-1
    1.1.1  Software Pricing - One Time Costs.............................1-1
    1.1.2  Software Pricing - Annual Costs...............................1-1
    1.1.3  Hardware Pricing - One Time Costs.............................1-1
    1.1.4  Hardware Pricing - Annual Costs...............................1-1

1.2 Detail Pricing Software One Time Costs...............................1-2
    1.2.1  POS and Document Imaging - Registrar of Deeds.................1-2
    1.2.2  POS and Document Data Entry - UCC Department..................1-3
    1.2.3  Assessor and Treasurer Offices................................1-4
    1.2.4  Internet/Intranet Retrieval and Viewing Software..............1-4
    1.2.5  Electronic Document Management................................1-5
    1.2.6  Document Index and Image Conversion Cost......................1-5
    1.2.7  Administrative (if Applicable)................................1-5
    1.2.8  Shipping, Site Preparation and Installation Costs.............1-6
    1.2.9  Training Costs................................................1-6
    1.2.10 Documentation.................................................1-6

1.3 Detail Pricing Software Annual Costs.................................1-7
    1.3.1  Annual Software System Support................................1-7

1.4 Detail Pricing Hardware One Time Costs...............................1-7
    1.4.1  Server Hardware...............................................1-7

1.5 Detail Pricing Hardware Annual Costs.................................1-8
    1.5.1  Annual Hardware Maintenance...................................1-8

2. REQUIRED FORMS AND SIGNATURES.........................................2-1



1.    PRICE PROPOSAL FORM

                         Oklahoma County Clerk's Office
                      Electronic Document Management System

1.1  Summary of Pricing
____________________________________________________________________________
  Pricing below does not include sales tax. Oklahoma County will be responsible for any applicable sales tax.

  1.1.1  Software Pricing - One Time Costs
  ________________________________________

  Software Costs - POS and Document Indexing-Registrar of Deeds    $473,411.70
  Software Costs - POS and Document Data Entry - UCC Department    $187,946.75
  Software Costs - Assessor and Treasurer Office                   $    798.00
  Internet/Intranet Retrieval and Viewing Software                 $ 40,500.00
  Software Costs - Electronic Document Management                  $  5,946.00
  Document Index and Image Conversion Cost                         $ 68,850.00
  Software Costs - Administrative (if applicable)                  $      0.00
  Shipping, Site Preparation and Installation Costs                $ 20,250.00
  Training Costs                                                   $ 13,500.00
  Documentation                                                    $ 27,000.00
  ____________________________________________________________________________
  Total Software (One-time Costs)                                  $837,752.45

  1.1.2  Software Pricing - Annual Costs
  ______________________________________
  ____________________________________________________________________________
  Annual Software System Support (10% of project cost)             $ 83,775.25

  1.1.3  Hardware Pricing - One Time Costs (1)
  ____________________________________________
  Database Server                                                  $ 99,011.74
  Internet Server                                                  $  2,812.00
  Optical Jukebox                                                  $ 12,995.00
  ____________________________________________________________________________
  Total Hardware (One Time Costs)                                  $114,818.74

  1.1.4  Hardware Pricing - Annual Costs
  ______________________________________
  Annual Hardware Maintenance (2)                     not included in this bid


  ----------------------
  (1) Hardware for end-user stations is not included in this bid.  See Section
      1.4 for details.
  (2) Hardware maintenenace is not included. See Section 1.5.1 for details.
______________________________________________________________________________

Oklahoma County                                                           1-1
EDMS System Price Proposal - June 30, 1997

1.2  Detail Pricing Software One Time Costs
______________________________________________________________________________

  1.2.1  POS and Document Imaging - Registrar of Deeds
  ____________________________________________________

  The Software covered by this line item includes:

  - Core EDMS Server development,

  - Core general client application development,

  - Client development specific to Registrar of Deeds,

  - Core general Intranet Server development,

  - Intranet server development specific for Registrar of Deeds,

  - Administrator functionality, and

  - Scanning, indexing and retrieval specific to Registrar of Deeds.

  Application Software Cost                                        $463,050.00

  Toolkits required for EDMS System Development

  ViewDirector Imaging Toolkit (3)                                    2,495.00
  ScanDirector Scanner Toolkit (4)                                    2,495.00
  ScanDirector Scanner Support Bundle #2 (5)                            995.00
  ScanFix Image Enhancement Toolkit (6)                                 995.00
  ScanFix Additional Feature Bundles (7)                              1,900.00

  Runtime Licenses required for deployment

  ViewDirector Runtime license    Qty: 7 @ $ 75.00 each                 525.00
  ScanDirector Runtime license(8) Qty: 3 @ $  0.00 each                   0.00
  ScanFix Runtime license         Qty: 3 @ $199.00 each                 597.00
  TMSSequoia Prizm internet view  Qty: 6 @ $ 59.95 each                 359.70
  NT client license(9)            Qty: 7 @ $  0.00 each                   0.00
  SQL client license (10)         Qty: 7 @ $  0.00 each                   0.00
  ____________________________________________________________________________
  Total                                                            $473,411.70

  ---------------------
  (3) ViewDirector Toolkit is purchased once for project and applies to all sections.
  (4) ScanDirector Toolkit is purchased once for project and applies to all sections.
  (5)  ScanDirector driver bundle is purchased once for project and applies to all sections.
  (6)  ScanFix Toolkit is purchased once for project and applies to all sections.
  (7) ScanFix additional features are purchased once for project and applies to all sections.
  (8)  ScanDirector does not have any runtime license fee.
  (9)  Purchase of (2) NT Servers includes a total of 20 client licenses.
  (10) Purchase of (1) SQL Server includes a total of 10 client licenses.
______________________________________________________________________________

Oklahoma County                                                           1-2
EDMS System Price Proposal - June 30, 1997

  1.2.2  POS and Document Data Entry - UCC Department
  ___________________________________________________

  The software covered by this line item includes:

  - Client development specific to UCC Department,

  - Intranet server development specific for UCC Department,

  - Administrator functionality, and

  - Scanning, indexing and retrieval specific to UCC Department.

  Application Software Cost                                        $185,625.00

  Runtime Licenses required for deployment

  ViewDirector Runtime license    Qty: 9 @ $ 75.00 each                 675.00
  ScanDirector Runtime license    Qty: 3 @ $  0.00 each                   0.00
  ScanFix Runtime license(11)     Qty: 3 @ $199.00 each                 597.00
  TMSSequoia Prizm internet view  Qty: 5 @ $ 59.95 each                 299.75
  NT client license(12)           Qty: 9 @ $  0.00 each                   0.00
  SQL client license (13)         Qty: 3 @ $  0.00 each                   0.00
  SQL client license(14)          Qty: 6 @ $125.00 each                 750.00
  ____________________________________________________________________________
  Total                                                            $187,946.75

  ---------------------
  (11) ScanFix additional features are purchased once for project and applies to all sections.
  (12) Purchase of (2) NT Servers includes a total of 20 client licenses.
  (13) Purchase of (1) SQL Server includes a total of 10 client licenses.
  (14) SQL Licenses in excess of the 10 client licenses provided with SQL
       Server.
______________________________________________________________________________

Oklahoma County                                                           1-3
EDMS System Price Proposal - June 30, 1997

  1.2.3  Assessor and Treasurer Offices
  _____________________________________

  The software covered by this line item includes:

  - No development specific to Assessor or Treasurer Offices

  Application Software Cost                                        $      0.00

  Runtime Licenses required for deployment

  ViewDirector Runtime license    Qty: 2 @ $ 75.00 each                 150.00
  ScanDirector Runtime license    Qty: 2 @ $  0.00 each                   0.00
  ScanFix Runtime license(15)     Qty: 2 @ $199.00 each                 398.00
  NT client license(16)           Qty: 2 @ $  0.00 each                   0.00
  SQL client license (17)         Qty: 2 @ $125.00 each                 250.00
  ____________________________________________________________________________
  Total                                                                 798.00

  1.2.4  Internet/Intranet Retrieval and Viewing Software
  _______________________________________________________

  The software covered by this line item includes:

  - Intranet Client and HTML development.

  Application Software Cost                                        $ 40,500.00

  All runtime Licenses shown in other sections.

  ____________________________________________________________________________
  Total                                                            $ 40,500.00


  ---------------------
  (15) ScanFix additional features are purchased once for project and applies to all sections.
  (16) Purchase of (2) NT Servers includes a total of 20 clien licenses.
  (17) SQL Licenses in excess of the 10 client licenses provided with SQL
       Server.
______________________________________________________________________________

Oklahoma County                                                            1-4
EDMS System Price Proposal - June 30, 1997


  1.2.5  Electronic Document Management
  _____________________________________
  The software covered by this line item includes Microsoft Server Packages required for the deployment of the EDMS System:

  - All system installation, deployment, configuration and development shown in other sections.

  Application Software Cost                                        $      0.00

  Server packages requied for EDMS System Development

  Microsoft NT Server version 4.0  Qty: 2 @ $1,699.00 each            3,398.00
    (NT 4.0 packages shown each includes 10 client licenses)

  Microsoft SQL Server v 6.5 (18)  Qty: 1 @ 1,699.00 each             1,699.00
    (SQL 6.5 package shown includes 10 client licenses)

  Microsoft Internet Information Server is included with NT Server.

  OTG DiskExpander 3.1 (19)        Qty: 1 @ 399.00 each                 399.00

  ____________________________________________________________________________
  Total                                                            $  5,496.00

  1.2.6  Document Index and Image Conversion Cost
  _______________________________________________

  This section is for services related to conversion of document indexes and images as described in RFP. This will include the creation of utilites to support conversion process.

  Service Cost                                                     $ 68,850.00

  All runtime licenses shown in other sections.

  ____________________________________________________________________________
  Total                                                            $ 68,850.00

  1.2.7  Administrative (If Applicable)
  _____________________________________

  This section was intended as a placeholder for any development of administrator specific software. All administrative functions are included in main applications.

  Application Software Cost                                        $      0.00

  All runtime licenses shown in other sections.

  ____________________________________________________________________________
  Total                                                            $      0.00

  ---------------------
  (18) Additional SQL Licenses are shown in other sections.
  (19) Jukebox management software.

______________________________________________________________________________

Oklahoma County                                                           1-5
EDMS System Price Proposal - June 30, 1997

  1.2.8  Shipping, Site Preparation and Installation Costs
  ________________________________________________________
  This item includes:

  - Shipping costs,

  - Microsoft NT Server installation and configuration,

  - Microsoft SQL Server installation and configuration,

  - Microsoft Internet Information Server installation and configuration,

  - Network configuration for above packages,

  - Other tasks related to site preparation.

  Application Software Cost                                        $ 20,250.00
  ____________________________________________________________________________
  Total                                                            $ 20,250.00

  1.2.9  Training Costs
  _____________________

  Training for this sytem will be created by TMSSequoia to meet the needs for Oklahoma County personnel and system administrators. The price includes TMSSequoia session and material preparation. It assumes one session for each of the following groups for a total of four training sessions. Training includes:

  - Registrar of Deeds end-user training,

  - UCC Department end-user training,

  - Assessor and Treasurer Offices end-user training, and

  - General sytem configuration and administration.

  ____________________________________________________________________________
  Total                                                            $ 13,500.00

  1.2.10  Documentation
  _____________________

  Documentation for this system will be created by TMSSequoia to met the needs for Oklahoma County personnel and system administrators. TMSSequoia will create the documentation and provide to Oklahoma County as Microsoft Word
  97 documents. These documents can be printed by Oklahoma County, as needed, for end-users and administrators. It assumes one document for each of the applications created by TMSSequoia for this system.

  ____________________________________________________________________________
  Total                                                            $ 27,000.00

______________________________________________________________________________

Oklahoma County                                                           1-6
EDMS System Price Proposal - June 30, 1997


1.3  Detail Pricing Software Annual Costs
______________________________________________________________________________

  1.3.1  Annual Software System Support
  _____________________________________

  The warranty period for this system is 12 months.

  After the warranty period expires, annual support can be purchased on a year by year basis. The support can be setup at different levels of response and expectation. The fee shown below is for 1 year of support that includes phone, BBS, fax and email support. Additionally, it includes time spent by TMSSequoia at TMSSequoia offices to deal with maintenance issues.

  On-site visits would be fee based.

  ____________________________________________________________________________
  1 Year maintenance (10% of project cost)                         $ 83,775.25

1.4  Detail Pricing Hardware One Time Costs
______________________________________________________________________________

  TMSSequoia understands that Oklahoma County will supply end-user hardware that is capable of support Windows 95 for the POS, data entry, scanning, indexing and retrieval stations. It is also assumed that stations that use the Intranet access will be a minimum of hardware that can support Windows
  3.1. The understanding is that Oklahoma County either has these machines currently, or can acquire them through existing channels.

  The pricing below is for the Server hardware only.

  1.4.1  Server Hardware
  ______________________

  Database Server

  The database server should meet the folloiwng criteria:

  Compaq Proliant 5000
  Pentium Pro 200Mhz Processor
  128MB RAM
  15" Color Monitor
  Proliant external storage sub-system - 300GB magnetic storage
  All necessary cards, controllers and network interface.

  ____________________________________________________________________________
  Price                                                            $ 99,011.74

______________________________________________________________________________

Oklahoma County                                                           1-7
EDMS System Price Proposal - June 30, 1997

  Internet Server

  The internet server should meet the following criteria:

  Gateway G-6
  Pentium Pro 200Mhz Processor
  64MB RAM
  17" Color Monitor
  3.2GB Hard drive
  3Com network interface card
  ____________________________________________________________________________
  Price                                                            $  2,812.00

  Optical Jukebox

  The optical jukebox should meet the following criteria:

  Plasmon M32J-260-2 MO Jukebox
  Maximum storage capacity of 83GB
  ____________________________________________________________________________
                                                                   $ 12,995.00

1.5 Detail Pricing Hardware Annual Costs
______________________________________________________________________________

  1.5.1  Annual Hardware Maintenance
  __________________________________

  TMSSequoia acquies hardware for projects through different hardware vendors. Each vendor has different maintenance programs. TMSSequoia will work with Oklahoma County to acquire equipment and to secure desired maintenance contract(s). The price of any annual maintenance fee for hardware would be the responsibility of Oklahoma County and is not incuded in this bid.

______________________________________________________________________________

Oklahoma County                                                          1-8
EDMS System Price Proposal - June 30, 1997

2. REQUIRED FORMS AND SIGNATURES

  The following pages are required by Oklahoma County Purchasing.

______________________________________________________________________________

Oklahoma County                                                          2-1
EDMS System Price Proposal - June 30, 1997


                                ATTACHMENT 4

  Oklahoma County's Request for Bid Proposal - Bid Number #057159 EDMS System

1. Bid Proposal from Oklahoma County

   Oklahoma County Bid Number #057159 is included in this contract as follows.


                              Oklahoma County

                         Request for Proposal and
                            Invitation to Bid



                   Electronic Document Management System



May 8, 1997


                               TABLE OF CONTENTS

1. Introduction...................................................7
        1.1 Purpose of Request For Proposal (RFP).................7
        1.2 Stated Objectives of the EDMS System .................8
        1.3 Definition of terms...................................8
        1.4 Oklahoma County Background............................8
        1.5 Current Computer Systems in the County................8
        1.5.1 Mainframe System....................................8
        1.5.2 PC Systems..........................................9

2. Proposal Submission Procedures and Contractor Selection.......10
        2.1 Proposal Submission Procedures.......................10
        2.1.1 Request for Information............................10
        2.1.2 Pre-Proposal Conference............................10
        2.1.3 RFP Addenda........................................10
        2.1.4 Timing of Proposal Submittal and Selection Process.11
        2.2 Proposal Submission Requirements.....................11
        2.2.1 Proposal Format....................................11
        2.2.2 Proposal Submission Deadline.......................12
        2.2.3 Late Proposals, Modification, or Withdrawal........13
        2.2.4 Price Quotations...................................13
        2.2.5 Acceptance of RFP Contents.........................13
        2.2.6 Duly Authorized Signature..........................13
        2.2.7 Proposal Costs.....................................13
        2.2.8 Multiple Proposals.................................13
        2.2.9 Prime Contractor Responsibility....................13
        2.2.10 Complete Services/Products........................14
        2.3 Contractor Selection and Award.......................14
        2.3.1 Evaluation Process.................................14

        2.3.2 Selection Criteria.................................14
        2.3.3 Right to Reject Proposals..........................15
        2.3.4 Notice of Award....................................15
        2.3.5 Contract Negotiations..............................15
        2.3.6 Contract Documents.................................15
        2.3.7 Notice to Proceed..................................15
        2.3.8 News Releases......................................15

3. Contract Terms and Conditions for Selected Vendor.............17
        3.1 Scope................................................17
        3.2 Independent Contractor...............................17
        3.3 Subcontracting.......................................17
        3.4 Contract Execution...................................17
        3.4.1 Time of Completion.................................17
        3.4.2 Extension of Time..................................17
        3.4.3 Change Order.......................................18
        3.4.4 Hindrances and Delays..............................18
        3.5 Contract Termination.................................18
        3.5.1 Right of the County to Terminate Contract..........18
        3.5.2 Termination........................................18
        3.6 Laws and Regulations.................................19
        3.6.1 Licenses, Permits, and Certificates................19
        3.6.2 Laws and Ordinances................................19
        3.6.3 Applicable Law.....................................19
        3.6.4 Patents............................................19
        3.6.5 Equal Opportunity..................................19
        3.7 Protection Property and Public Liability.............20
        3.8 Insurance............................................20
        3.9 Indemnification......................................20
        3.9.1 Claims for Personal Injury and Property Damages....20

        3.9.2 Claims for Labor and Materials.....................20
        3.10 Confidential Matters................................21
        3.11 Guarantee System Functionality and Integrity........21
        3.11.1 System Functionality..............................21
        3.11.2 System Integration................................21
        3.11.3 System Reliability................................21
        3.11.4 System Maintenance................................22
        3.11.5 System Component Failures.........................22
        3.11.6 Software Source Code (Escrow).....................22
        3.11.7 Delivery Failures.................................22
        3.12 Invoicing and Payment...............................23
        3.12.1 Invoicing and Payment Schedule....................23
	3.12.2 Documentation to Accompany Application for
                Final Payment....................................23
        3.12.3 Changes and Substitutions of Proposed Hardware
                Items............................................23
4. Company Description and Experience............................25
        4.1 Company Description, History, Status.................25
        4.2 Key Individuals Assigned to Project..................25
        4.3 Client References....................................25
5. Current and Future Document Processing........................26
        5.1 Current Workflow and Document Processing In
                County Clerk's Office............................26
	5.1.1 Type and Physical Characteristics of Documents
                Handled..........................................26
	5.1.2 Current Document Processing Workflow in the
                Registrar of Deeds Office........................26
	5.1.3 Document Distribution in Registrar of
                Deeds Office.....................................27
	5.1.4 Currently Install Peripheral Equipment within
                the Registrar of Deeds...........................28
	5.1.5 Current Document Processing Work Flow in
                the UCC Office...................................28
	5.2 Planned System Development Phase and System
                Configuration....................................28
        5.2.1 Development Phases.................................29
        5.2.2 Anticipated Configuration..........................29
        5.3 Additional Information and Clarification.............30

        5.3.1 Optical Imaging Standards..........................30
6. Functional Requirements of Software System....................34
        6.1 Document Imaging Software............................34
        6.1.1 Software Scalability...............................34
        6.1.2 Graphic User Interface Requirement.................34
        6.1.3 Retrieving, Display and Manipulation of Images.....34
        6.1.4 Internet Viewing System............................35
        6.1.5 Intranet Viewing System............................35
        6.1.6 Image Printing.....................................35
        6.1.7 Image Capture and Post-processing..................36
        6.1.8 Document Image Storage.............................36
        6.2 POS and Document Indexing Software...................37
        6.2.1 POS (Fee Collection / Cash Control)................37
        6.2.2 Document Indexing System Requirements..............38
        6.2.3 Document Indexing Report Requirements..............39
        6.2.4 Information retrieval Requirements
             (Public Access).....................................39
        6.2.5 POS and Indexing System Security...................40
        6.3 Database System......................................40
7. Hardware, RDBMS, and Operating System Requirements............41
        7.1 Mandatory, Short-term Requirements...................41
	7.1.1 Overview of Hardware Components and
                System Configuration.............................41
        7.1.2 EDMS Physical Network..............................42
        7.1.3 Basic Operating system Functionality...............42
        7.1.4 Server and Mass Storage............................43
        7.1.5 Optical Storage System.............................44
        7.1.6 Workstation and Display requirements...............44
8. Implementation, Training, Maintenance, and Technical
      Support....................................................46
        8.1 Implementation Plan and Schedule.....................46
	8.2 Site Preparation/installation of
              System/acceptance Testing..........................46

        8.2.1 Site Preparation Plan and Support..................46
        8.2.2 Installation and Acceptance Testing................46
        8.3 System Design and Customization......................46
        9. Document Conversion and Consulting (Optional).........48
        9.1 Document Conversion..................................48
        9.2 Consulting Services..................................48
        10. Price Proposal Format................................49
        11. Appendix A...........................................50
        12. Appendix B...........................................54

SECTION 1: Introduction
______________________________________________________________________________
1.  Introduction

This Request for Proposal and Invitation to Bid is a Multi-step sealed bidding process consisting of a technical proposal first step and a price proposal second step.

    Proposal Step 1:

An original and three (3) copies of your Technical proposal on the EDMS system requirements as outlined in Section 2.2.1, Sub-Sections 1-6, clearly marked 'Oklahoma County EDMS System Technical Proposal,' must be received no later that 9:00 am., on June 16, 1997, at the Oklahoma County Office Annex. Address your Technical Proposal to:

       	MIS Department
       	320 Robert S. Kerr Ave.
       	Room 321
       	Oklahoma City, Oklahoma 73102

        ATTN: Mr. Jerry Sevier

    Proposal Step 2:

An original and three (3) copies of your Price proposal, clearly marked 'Oklahoma County EDMS System Price Proposal, as outlined in Section 2.2.1, Sub-Section 7 as a separate sealed bid, must be received no later that 9:00 am., on June 30, 1997, at the Oklahoma County Office Annex. Affix the enclosed Label to the outside of the Sealed Price Bid envelope. Address your Price Proposal to:

       	Oklahoma County Clerk
        320 Robert S. Kerr Ave.
       	Room 105
       	Oklahoma City, Oklahoma 73102

        ATTN: Ms Carolynn Caudill

1.1     Purpose of Request For Proposal (RFP)

        This RFP contains information necessary for the submittal of proposals for a turnkey Electronic Document Management System (EDMS) to support the Oklahoma County Clerk's Office as well as other County offices. Through this RFP, Oklahoma County (County) requests formal proposals which provide detailed information on EDMS hardware, software, associated implementation and maintenance services, and costs for full implementation.

        Through this RFP, the County is seeking a firm that can deliver a turnkey system meeting all of the functional needs for the EDMS system and resulting in a fully operational system. For the purposes of this RFP, the term "turnkey" includes the following set of products and services:

        -       Computing hardware (servers and workstations)
        -       Peripheral input, display and output devices
        - Software to support document capture, indexing, querying, retrieval, display, and hard copy output

        - Physical network and communication devices necessary to support the system
        -       System monitoring and administration software
        -       Full installation and testing of the system
        -       Training of County staff
        -       Ongoing system support and maintenance.

1.2 Stated Objectives of the EDMS System

This bid is for a total turn-key operation to implement optical imaging technology for the following purposes:

1. To enhance Oklahoma County Government performance through the use of and sharing of electronic indexing, storage, reviewing, and retrieval of documents.

2.	     To make public documents more assessable and usable for those individuals or businesses needing access to these records.

3.	     To provide the vehicle for workflow to occur by allowing electronic images of documents to be viewed by various departments, through simple and efficient retrieval.

The EDMS system must meet all Oklahoma State Department of Libraries Optical Imaging Standards. A copy of these Standards is attached in Appendix B.

1.3 Definition of terms

The following terms will be used in this RFP:

       - 'EDMS' refers to the Oklahoma County electronic document management system encompassing all system components and capabilities to be implemented in the short term or long term for the capture, indexing, query, retrieval, output, and overall management of documents.

       - 'Bidder' refers to the firm or team of firms submitting a proposal for evaluation and possible selection by the County.

       - 'Contractor' refers to the firm or team of firms selected and contracted with by the County to provide products and services for EDMS implementation.

       -      'UCC' refers to Uniform Commercial Code.

       -      'POS' refers to Point of Sale.

1.4 Oklahoma County Background

Oklahoma County has a total population of approximately 600,000 and an area of 720 square miles. The County is governed by eight elected officials, consisting of three County Commissioners, County Assessor, County Clerk, County Court Clerk, County Sheriff, and County Treasurer.

1.5 Current Computer Systems in the County

1.5.1 Mainframe System

Oklahoma County is currently using an IBM 3090 mainframe systems running DOS VSE\ESA.

1.5.2 PC Systems

The MIS Department currently supports a number of PC networks in several County Departments. In particular, the County Clerk's Office has a network of 50 PCs running under DOS/Windows on a 10 mb per second Ethernet Network which uses the Novell 3.12 network operating system. Other departments have 386, 486, and Pentium PC's running under DOS, Windows 3.X, Windows 95, and NT workstations. All PC's within the County Annex building are connected via a 10 mb per second Ethernet Network which uses Novell 3.11, 3.12 and 4.01. This network utilizes a MS SNA Gateway to access to the mainframe.

Section 2:  Proposal Submittal Procedures and Contractor Selection
______________________________________________________________________________

2.  Proposal Submission Procedures and Contractor Selection

2.1 Proposal Submission Procedures

This is a two (2) Step proposal. In Step 1, the Bidder shall submit the required information on the EDMS system requirements as outlined in Section 2.2.1, Sub-Sections 1-6 and Sub-Section 9 (optional). Step 2, the Bidder will submit the pricing proposal on the products, installation, implementation, training and maintenance as outlined in Section 2.2.1, Sub-Section 7 as a separate sealed bid.

2.1.1	Request for Information

This RFP is being issued by the Board of County Commissioners (BOCC) of Oklahoma County (the County), which shall be the sole point of contact for purposes of information concerning this RFP. Any requests for clarification or additional information as to the specifications contained in this RFP shall be directed in writing to Mr. Gary Belcher at the following address:

           Oklahoma County MIS Department
           Mr. Gary Belcher, EDMS Project Manager
           320 Robert S. Kerr Avenue
           Room 321
           Oklahoma City, Oklahoma 73102

          (405) 278-1338
          (405) 278-1331 (FAX)
          garbel @ oklahomacounty.org (Email)

All requests for clarification or additional information regarding this RFP must be submitted in writing by June 9, 1997 at 5:00 PM.,CDT. No questions will be entertained after this date. Potential Company's interested in visiting the County to inspect offices and to collect technical information may arrange this with Mr. Gary Belcher. No site visits will be allowed after June 9, 1997. Any visits by potential Bidders will be for purposes of background information collection only. Any questions about this RFP or about the content and format of proposals should be submitted in writing by the date above.

2.1.2 Pre-Proposal Conference

The County will hold a pre-proposal conference with potential Bidders to discuss issues relating to this procurement. The conference will be held at the Oklahoma County Civil Defense Conference Room, 320 Robert S. Kerr Ave., Oklahoma City, Oklahoma, at 10:00 AM on May 27, 1997. Attendance is not mandatory. This conference will include an overview of RFP requirements, an opportunity for questions, a tour of the Clerk's Office,Treasurer's Office, Assessor's Office, Court Clerk's Office, and County Jail.

2.1.3 RFP Addenda

Substantive requests for information received prior to the deadline for questions may be responded to in writing by the County in the form of an addendum to this RFP. If a Bidder finds any inconsistency or ambiguity in this RFP, the Bidder should contact the County for resolution of the issue. Any clarification given may become an addendum.

If it becomes necessary to issue an addendum to this RFP, an addendum will be provided to all vendors receiving copies of the RFP issued by the County. Should the addendum, in the judgment of the County require additional time an extension of time for the submission of proposals will be given. No addendum will be issued after the closing date for Technical Proposal submission
Step 1.

2.1.4 Timing of Proposal Submittal and Selection Process

At this time, the County projects the following milestones and dates in the review, selection, and initial system implementation process. These dates are subject to adjustment and are provided here as information to help prospective Bidders in planning for implementation activities.

        Step                                                   Projected Date
        _____________________________________________________________________
        1.    Issue RFP to Vendor                             May 8, 1997
        2.    Pre-proposal Meeting                            May 27, 1997
        3.    Last date for accepting questions by Vendors    June 9, 1997
        4.    Receive Step 1 Technical Proposals              June 16, 1997
        4a.   Receive Step 2 Pricing Proposals                June 30, 1997
        5.    Review and Score Proposals                      June 30, 1997
        6.    Reach Consensus on Short list                   July 8, 1997
        7.    Hold On-Site Interviews/Demonstrations          July 14-18, 1997
        8.    Select Vendor                                   July 21, 1997
        9.    Complete Contract Negotiations/Sign Contract    To Be Determined
        10.   Begin System Development, Installation, Implementation
               and Training                                   To Be Determined

2.2 Proposal Submission Requirements

The following administrative requirements shall govern the preparation and submission of proposals.

2.2.1 Proposal Format

Bidders shall submit proposals which are concise and which specifically respond to the questions and technical requirements posed in this RFP. In their response, Bidders may reference appendices or attachments that elaborate (but do not replace) specific responses to the RFP items. Any appendices or attachments provided with the proposal shall be clearly identified and labeled.

If the Bidder wishes to offer an alternative or option in response to a specific RFP requirement, that alternative or option should be clearly identified, and a discussion of advantages and disadvantages shall be provided so that County reviewers may compare them.

Proposals shall consist of the following sections:

        - Section 1: Company Description and Experience

         Bidders shall provide a full response to the items in Section 4 of the RFP. To be considered for selection, Bidders must document their experience in implementing at least three other systems similar in nature to the Oklahoma County EDMS System.

        - Section 2: Response to Contract Terms and Conditions

          Bidders shall indicate their acceptance or exceptions they propose for each of the anticipated contract terms in Section 3 of the RFP.

        - Section 3: Overview of Proposed System

        Bidders shall provide an overview of the proposed system to facilitate understanding of the system configuration and function. Details of system functional capabilities shall be included in Sections 3 and 4 of the Respondent's proposal. This proposal section should include the following:

	1.	    One or more system configuration diagrams depicting the system at different phases in its growth (see RFP section 5.2)

 2. Flow charts and/or brief text descriptions that summarize major system functions and user interaction with the system.

       - Section 4: Functional Capabilities of Software

         Bidders shall indicate the level of compliance and shall provide a written response to each functional capability of the proposed software as required by Section 6 of the RFP.

       - Section 5: Hardware Specifications

         Bidders shall provide technical details about the proposed servers and workstations, RAID systems, and peripheral hardware in response to requirements in Section 7 of the RFP.

       - Section 6: Implementation Plan and Ongoing Maintenance and Support

         In response to Section 8 of the RFP, the Bidder shall provide a preliminary plan for implementation consisting of the key steps and projected timing from delivery of equipment and software through training and implementation of Phase 1 and Phase 2 operations as described in Sub-section 5.2.1 of this RFP. In addition, proposed programs for on-going hardware maintenance and system software support shall be described.

       - Appendix A: Document Conversion and Consulting (Optional)

         In response to Section 9 of the RFP, the Bidder may optionally provide information on document conversion and consulting services. This information will not be used for evaluation of the proposal or as criteria for selection of the successful Bidder.

       - Section 7: Price Proposal

         Bidders shall use the form provided in Appendix A of the RFP to present prices for the proposed system and associated services. These price proposals, accompanied by any explanatory text, shall be separately sealed and labeled, 'Price Proposal, Oklahoma County Clerk's Office EDMS.'

2.2.2 Proposal Submission Deadline

Proposals may be either mailed or hand-delivered The technical and price proposal shall be separately bound and clearly marked so as to indicate their content without being opened. If the proposal is sent by mail or commercial express service, the Bidder shall be responsible for actual delivery of the proposal to the proper County office before the deadline.

     Proposal Submission Step 1: Technical Proposal 'Oklahoma County EDMS System Technical Proposal,' must be received no later that 9:00 a.m., on June 16, 1997, at the Oklahoma County Office Annex.

     Proposal Submission Step 2: Pricing Proposal- 'Oklahoma County EDMS System Price Proposal,' must be received no later that 9:00 am., on June 30, 1997, at the Oklahoma County Office Annex.

All proposals become the property of the County and will be subject to Oklahoma's Open Records Law at the time of opening.

2.2.3 Late Proposals, Modification, or Withdrawal

Proposals received after the date and time indicated will not be considered and will be returned unopened. Proposals may be withdrawn or modified in writing prior to the proposal submission deadline. Proposals that are resubmitted or modified shall be sealed and submitted to the address above prior to the proposal submission deadline.

2.2.4 Price Quotations

Prices offered will be considered firm and are not subject to change for 30 days from the Step 2 proposal submittal date.

2.2.5 Acceptance of RFP Contents

Provisions of this RFP and contents of the successful response will be used for establishing final contractual obligations. The County retains the option of canceling the award if the successful Bidder fails to accept such obligations. The County and the successful Bidder shall enter into a written contract for the work to be performed. The written executed Contract shall be the binding document, not the RFP.

It is expressly understood that this RFP and the Bidder's proposal shall be attached and included by reference in a contract signed by the County and the successful Bidder.

2.2.6 Duly Authorized Signature

The proposal must contain the signature of a duly authorized officer of the Bidder empowered with the right to bind the Bidder.

2.2.7 Proposal Costs

The Bidder shall be responsible for all costs incurred in the development and submission of this proposal. The County assumes no contractual obligation as a result of the issuance of this RFP, the preparation or submission of a proposal by a Bidder, the evaluation of an accepted proposal, or the selection of finalists. Oklahoma County shall not be contractually bound until the County and the successful Bidder have executed a written contract for performance of work.

2.2.8 Multiple Proposals

Multiple proposals are defined as the submission by the same Bidder of two or more responsive proposals offering significant variations in the hardware and software configurations and/or implementation approaches, each of which meets the requirements of the RFP. Multiple proposals shall be submitted separately and will be evaluated as independent proposals. Please note that specific alternatives to individual RFP items may be included in a single proposal as long as these alternatives or options are identified and explained (see Sub-section 2.2.1).

2.2.9 Prime Contractor Responsibility

Bidders have the option of subcontracting for products and services they propose. If any products or services are to be subcontracted, the Bidder shall provide, within the proposal, a description of the subcontracting organization and the contractual arrangements made therewith. All subcontractors will be subject to approval by the County. The successful Bidder will also furnish the corporate or company name and the names of officers or principals of said companies proposed as subcontractors. The County will consider the prime contractor to be solely responsible in all contractual matters, including payment of any and all charges resulting from such subcontractor arrangements.

The successful Bidder shall cause appropriate provisions of its proposal to be inserted in all subcontracts ensuing to insure fulfillment of all contractual provisions by subcontractors.

2.2.10 Complete Services/Products

The successful Bidder shall be required to (a.) furnish all tools, equipment, supplies, supervision, transportation and other accessories, services, and facilities necessary to complete the work; (b.) furnish all materials, supplies, and equipment specified and required to be incorporated in and form a permanent part of the completed work; (c.) provide and perform all necessary labor; and (d.) perform and complete the work in accordance with good technical practice, with due diligence, and in accordance with the requirement, stipulations, provisions, and conditions of this RFP and the resultant agreement.

2.3 Contractor Selection and Award

All proposal materials submitted shall become the property of the County, which reserves the right, in its sole discretion, to use without limitation any and all information, Concepts, and data contained therein.

Bidders are specifically cautioned to contact only the project manager named in 2.1.1 for information about the status of this procurement following proposal submission. Disregard of this directive may be cause for disqualification of the proposal involved.

2.3.1 Evaluation Process

A Selection Team from the county will be responsible for the evaluation of vendors' proposed products and services. The evaluation process will follow the major steps outlined below:

        1. Preliminary Proposal Review: All received proposals will be reviewed for compliance and satisfactory response to major RFP requirements. Some proposals may be eliminated from further consideration at this step.

       	2.	     Detailed Technical Proposal Review: Any proposals not
                eliminated in Step 1 will be reviewed and scored in detail by the proposal team. This step will also include reference checking.

       	3.     	Price Proposal Review: Price proposals for all submittals not eliminated in Step 1 will be reviewed.

       	4.	     Selection of Short list: Based on the detailed review and
                scoring in Steps 2 and 3, the County will select a short list of 2 to 5 proposals for further consideration.

       	5.	     On-site Presentations/Demonstrations: Short list vendors will
                be given the opportunity to make   half-day onsite
                presentation and demonstration ofthe functionality of proposed software in Oklahoma City. A response to this RFP implies a willingness on the part of the Bidder to participate in this on-site presentation and demonstration if selected for the short list.

        6.      Final. Selection and Notification

        7. Contract Negotiation: A contract, based on terms and conditions in Section 3 on this RFP, will be negotiated between the County and the selected Bidder. The final written contract signed by the successful vendor and the county shall be binding on the parties.

It is anticipated that this process will take 3 to 4 weeks.

2.3.2 Selection Criteria

Final selection will be based on the evaluation of technical, commercial, and cost factors in the steps outlined above. Final selection will be based on scores with the following weights applied to major selection criteria:

        1.      Understanding, Experience, Company Stability          15%

       	2.	     Technical quality, including hardware, software,
                 and system integration                                40%
       	3.	     Quality of Services, Implementation Plan, Maintenance
                 and Support                                           15%
        4.      Availability of Source Code                            10%
        5.      Price                                                  20%

2.3.3   Right to Reject Proposals

The County reserves the right to reject any and all proposals, to waive any of these procedures for submitting proposals, to waive any formality in proposals received, to accept or reject any or all of the items in the proposal, and to award the contract in whole or in part if it is deemed in the best interest of the County.

2.3.4 Notice of Award

Unless all proposals are rejected or the solicitation is canceled, the award will be made to the Bidder whose proposal best meets the requirements and criteria set forth in this solicitation. Notice of award will be issued by the County to successful Bidder by letter.

It is expressly understood by the Bidder that written notice of award by the County will constitute acceptance of the proposal offer, however, no proposal shall be considered binding upon the County until a Contract has been negotiated and signed. If, subsequent to award notification and final execution of an acceptable contract, the county receives information or documentation that vendor cannot perform all or part of the contract, or if vendor is not licensed to do business in the State of Oklahoma, or has legal action taken against the vendor, the county shall not be obligated to enter into a contract. Vendor shall have no recourse if, based on the above conditions the County decides not to enter into a contract.

2.3.5 Contract Negotiations

The County may, at its option, during contract negotiations with the selected Bidder, modify the hardware and software requirements from those stated in the RFP or included in the Bidder's proposal. If new hardware or software products become available between the time of proposal submittal and contract signing which meet the basic functional specifications in this RFP but deliver a greater capability or performance or other advantages at a lower cost than the proposed products, the County will have the option of substituting these products at the lower costs.

2.3.6 Contract Documents

The documents which will constitute the Contract between the parties shall include at a minimum this RFP, any addenda to the RFP, the Contractor's proposal, all documents required to be submitted by the foregoing, and any additional documents resulting from contract negotiations.

2.3.7 Notice to Proceed

The Contractor shall not begin any work under the subsequent executed Contract until such time as a Notice to Proceed has been issued by the Project Manager. A Notice to Proceed will be issued upon the signing of all contract documents.

2.3.8 News Releases

The Contractor shall not release information or announcements regarding the award of this procurement to any public or private news media without the written approval of the County.

                               (Blank Page)

Section 3:      Contract Terms and Conditions for Select Vendor
______________________________________________________________________________
Contract Terms and Conditions for Selected Vendors

3.1 Scope

These General Terms and Conditions shall be incorporated in any Contract resulting from this procurement. The County shall have the right to add or delete General Terms and / or Conditions under the Contract. Bidders, by virtue of submitting a proposal, acknowledge and understand these terms and conditions. Detailed terms and conditions not included in this section may be negotiated between Oklahoma County (referred to as the County) and the successful Bidder (referred to as the Contractor). The Bidder shall specifically state acceptance of these terms and conditions as a basis for a contract for providing the County with proposed hardware, software, and services. The Bidder shall state exceptions to these terms and conditions and shall suggest alternate wording that addresses the intent of the term or condition. The RFP is not considered and shall not be considered a contract.

3.2 Independent Contractor

The relationship of the Contractor to the County shall be that of an independent contractor and the County shall not be liable to the Contractor or its agents, employees, sub-contractors or others the Contractor may employ to fulfill this Contract. In no event shall the County be liable to the Contractor for its functions as an independent contractor except for payment for services rendered to the satisfaction of the County.

3.3 Subcontracting

The Contractor shall not assign or subcontract the work, or any part thereof, without the written consent of the County, nor shall the Contractor assign, by power of attorney or otherwise, any of the money payable under the Contract unless written consent of the County has been obtained. No right under the Contract, nor claim for any money due or to become due, shall be asserted against the County, or persons acting for the County, by reason of any assignment of the Contract or any part thereof, unless such assignment has been authorized by the written consent of the County. In case the Contractor is permitted to assign moneys due or to become due under the Contract, the instrument of assignment shall contain a clause subordinating the claim of the assignee to all prior liens for services rendered or materials supplied for the performance of the work.

The contractor shall be fully responsible and accountable to the County for the acts and omissions of its subcontractors, and persons directly or indirectly employed by the Contractor.

3.4 Contract Execution

3.4.1 Time of Completion

The Contractor shall take all necessary and appropriate actions to complete the project in accordance with the negotiated delivery schedule incorporated in the resultant contract document.

3.4.2 Extension of Time

If the Contractor is delayed in the final completion of the work by any act or neglect of the County caused soley by the County or of any employee of the County, which, in the opinion of the County, could have been neither anticipated nor avoided, then an extension of time sufficient to compensate for the delay, as determined by the County, shall be granted by the County.

3.4.3 Change Order

No change in the scope or description of the work, or in the contract price, shall be made except by amendment to the executed Contract.

3.4.4 Hindrances and Delays

No charge shall be made by the Contractor for hindrances or delays from any cause during the progress of the work, or any portion thereof.

3.5 Contract Termination

3.5.1 Right of the County to Terminate Contract

If the work to be done under the executed Contract is abandoned by the Contractor or if the Contract is assigned by the Contractor without the written consent of the County; or if the Contractor is adjudged bankrupt; or if a general assignment of the Contractor's assets is made for the benefit of creditors; or if a receiver is appointed for the Contractor or any of its property; or if at any time the Contractor notifies the County or the County discovers on its own or by some other source that the performance of the work under the Contract is being unnecessarily delayed, that the Contractor is violating any of the conditions of this Contract, or that it is executing the same in bad faith or otherwise not in accordance with the terms of the Contract; or if the work is not substantially completed within the time stated for its completion or within the time to which such completion date may be extended; then the County may serve written notice upon the Contractor of the County's intention to terminate this Contract. Unless within five (5) days after the serving of such notice, a satisfactory arrangement is made for continuance, the Contract shall terminate and the County shall owe no money or other compensation to the Contractor after notification of intent to terminate. In addition, the County shall be entitled to recourse against the Contractor for any money spent by the County in connection with attorney fees, litigation costs or actions necessary to terminate said Contract based on the Contractor's failure to comply with any term of the Contract.

In the event of such termination, the county may take over and prosecute the work to completion, by contract or otherwise. The Contractor shall be liable to the County for all excess cost sustained by the County by reason of such prosecution and completion, including attorney fees and costs and any loss to the county in delay of Electronic Document Management System to the County or its departments, either in time, money or substitute vendors.

3.5.2 Termination

Subject to the provisions below, the contract derived from this Request For Proposal may be terminated by either party upon thirty (30) days advance written notice to the other party; but if any work or service hereunder is in progress, but not completed as of the date of termination, then this contract may be extended upon written approval of the County until said work or services are completed and accepted.

   Termination of Convenience - In the event that the contract is terminated or canceled upon request and for the convenience of the County, without the required thirty (30) days advance written notice, then the County shall negotiate reasonable termination costs, if applicable. In no event shall the County be obligated to pay more than the cost for work done at the time of notice of termination.

   Termination for Cause - Termination by the County for cause, default, or negligence on the part of the Bidder shall be excluded from the foregoing provision; termination costs, if any, shall not apply. The thirty (30) days advance notice requirement is waived in the event of Termination for Cause.

   Termination Due to Unavailability of Funds in Succeeding Fiscal Years - When funds are not appropriated or otherwise made available to support continuation of performance in a subsequent fiscal year, the Contract shall be canceled, and the County will not be obligated to pay the Contractor for any amount past the date of notification of termination. The County shall have sole discretion to cancel said Contract based on non-appropriation of funds for whatever reason.

3.6 Laws and Regulations

3.6.1 Licenses, Permits, and Certificates

All licenses, permits, and certificates required for and in connection with any and all parts of the work to be performed under the provisions of this Contract shall be secured by the Contractor entirely at its own expense.

3.6.2 Laws and Ordinances

The Contractor shall comply with all applicable laws, regulations, orders, and ordinances of the State of Oklahoma and the City of Oklahoma City. The Contractor shall also obtain all necessary licenses and permits and shall keep necessary records as required.

3.6.3 Applicable Law

The laws of the State of Oklahoma shall govern this Contract. In the event of litigation, the exclusive venue and place of jurisdiction shall be in Oklahoma County, Oklahoma. Contractor acknowledges that the County is a governmental entity and as a governmental entity, the County enjoys and can / will take advantage of any / all defenses available to political subdivisions under the Constitution and laws of the State of Oklahoma, including but not limited to fiscal limitations under Article 10, Section 26 of the Oklahoma Constitution and fiscal year encumbrances.

3.6.4 Patents

All royalties and fees for patents covering materials, articles, apparatus, devices, or equipment (as distinguished from processes) used in the work are included in the Contract price. The Contractor shall satisfy all demands that may be made at any time for such royalties or fees and shall be liable for any damages or claims for patent infringements. The Contractor shall, at its own cost and expense, defend all suits or proceedings that may be instituted against the County and hold the County harmless for infringement or alleged infringement of any patents involved in the work and, in case of an award of damages, the Contractor shall pay such award. Final payment to the Contractor by the County will not be made while any suit or claim remains unsettled.

3.6.5 Equal Opportunity

The contractor will not discriminate against any employee or applicant for employment because of race, color, sex, religion, national origin, or age. The Contractor will take affirmative action to ensure that applicants are employed and the employees are treated during employment without regard to their race, color, sex, religion, national origin, or age. Such action shall in include, but not be limited to, the following -employment, upgrading, demotion, or transfer; requirement of advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The contractor agrees to post, in conspicuous places available to employees and applicants for employment, notices to be provided by an appropriate agency of the federal government setting forth the requirements of these nondiscrimination provisions.

The Contractor will state, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, that all qualified applicants will receive consideration for employment without regard to race, color, sex, religion, national origin, or age.

3.7 Protection Property and Public Liability

The Contractor shall pay for any damages resulting from its operations. The Contractor shall be fully responsible for the protection of all persons, including members of the public and employees of other contractors or subcontractors and all public and private property.

3.8 Insurance

The Contractor shall secure and maintain, throughout the duration of the Contract, insurance of such types and in such amounts as may be necessary to protect the Contractor and the interests of the County against all hazards or risks of loss as hereinafter specified. The form and limits of such insurance, together with the insurer, shall be acceptable to the County, but regardless of such acceptance, it shall be the responsibility of the contractor to maintain adequate insurance coverage at all times. Failure of the Contractor to maintain adequate coverage shall not relieve the Contractor of any contractual responsibility or obligation.

Bidders shall provide Oklahoma County with a certificate of insurance, both workmen's compensation insurance and general liability insurance coverage, with limits of not less than $100,000/$300,000/$100,000 with excess umbrella liability of $1,000,000.

3.9 Indemnification

3.9.1 Claims for Personal Injury and Property Damages

The Contractor agrees to indemnify and hold harmless the county, its officers, employees, and agents, from and against all claims, damages, losses, and expenses, including attorney's fees arising from death, personal injury, or damage to property, including the loss of use resulting therefrom, resulting to employees of the Contractor, or its subcontractors, in the work contemplated and done, and to indemnify and hold harmless the County, its officers, employees, and agents, from and against all claims, damages, losses, and expenses, including attorney's fees, decrees, or judgments whatsoever arising from any and all injuries, including death or damages or destruction of property resulting to any person or persons, corporation, partnerships, or associations caused by any act, omission, failure, or neglect of the contractor, its subcontractors, or agents, servants, and employees, or other persons under its supervision or direction in the performance of any work under this Contract. This indemnification obligation shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable for or by the Contractor or any subcontractor, manufacturer, or supplier under the Worker's Compensation Act, disability benefit acts, or other employee benefit acts.

The Contractor shall, at its expense, defend any claim or suit instituted against the County and indemnify and hold harmless the county against any loss, cost, expense, award of damages or liability against the County based on the claim that any product or products furnished by the Contractor under this Contract infringe any patent or copyright; provided the County gives the Contractor prompt notice in writing, permits the contractor to defend the suit, and gives the contractor all available information, assistance, and authority to do so. The County shall control the defense of any such suit, including appeals and all negotiations, to effect settlement, if any product(s) is held to infringe and its use is enjoined, the Contractor shall, at its election and expense (1) procure, for the County, the right to continue using the same; or (2) replace or modify the infringing item so that it becomes non-infringing.

3.9.2 Claims for Labor and Materials

The Contractor shall indemnify and save harmless the County from all claims for labor and materials furnished under the Contract. When requested by the County, the contractor shall submit satisfactory evidence that all persons, firms, or corporations, who have done work or furnished materials under the Contract for which the County may become liable, have been fully paid or satisfactorily secured. In case such evidence is not furnished or is not satisfactory, an amount shall be retained from moneys due the Contractor which, in addition to any other sums that may be retained, will be sufficient, in the opinion of the

                                  - 2O -
county, to meet all claims of the persons, firms, and corporations as aforesaid. Such sum or sums shall be retained until the liabilities as aforesaid are fully discharged or satisfactorily secured.

3.10 Confidential Matters

All data and information gathered by the Contractor and its subcontractors, and all reports, recommendations, drawings, specifications, photographs, and data shall be treated by the Contractor and its subcontractors as confidential. The Contractor and its subcontractors shall not communicate and disclose the aforesaid matters to a third party or use them in advertising, publicity, or propaganda, and/or in another job or jobs, unless written consent is obtained from the County.

3.11 Guarantee System Functionality and Integrity

3.11.1 System Functionality

The Contractor warrants that the configuration will be specified in the Contract, (i.e., software, software updates, hardware, specification of applications capabilities), and that all services will operate together efficiently in light of industry standards, so long as the system is maintained in accordance with the manufacturer's specifications. The Contractor warrants and represents that the configuration identified in the contract has been specifically selected and designed for the county as being an operationally efficient integration of hardware, and software, and services and that the configuration will be operationally efficient. The contractor shall resolve all problems with the hardware or software supplied which arise upon delivery or at any time during the warranty or maintenance periods to the satisfaction of the County. If the Contractor shall fail to resolve any / all problems to the County's satisfaction, the County shall have the right and shall terminate said Contract for cause without thirty (30) days prior notice.

The Contractor warrants and represents that costs specified in this Contract comprise all fees necessary to implement the system and its requisite capabilities, and that all products and services necessary to meet the specifications of this Contract are specified in the Contract. All original equipment manufacturer or vendor warranties or services covering hardware, along with specifications and manufacturer brochures, technical manuals, and related materials, are incorporated herein and shall be deemed assigned from the Contractor to the County. All original warranties shall be transferred and assigned upon delivery of hardware. The contractor shall be responsible for repair or replacement of any hardware according to the terms of warranties specified in this contract regardless of any lack of privity between the county and hardware manufacturers.

3.11.2 System Integration

The Contractor warrants that the installation, implementation, and operation of all hardware, software, and communications components will function in an operational environment and in conjunction with each other. The Contractor warrants the successful integration of hardware/software/communications capabilities and warrants that the capabilities being supplied under this Contract will be successfully integrated.

The Contractor shall resolve all problems with the hardware or software supplied under this Contract which arise upon delivery or at any time during the warranty or maintenance periods contained in this or other incorporated agreements between the parties. Problems shall be resolved by the Contractor to the County's satisfaction and in accordance with the published specifications. If Contractor shall fail to resolve any / all problems to the County's satisfaction, the County shall have the right and shall be allowed to terminate said Contract for cause without thirty (30) days prior notice.

3.11.3 System Reliability

The Contractor shall guarantee a minimum level of system availability, after installation, implementation, and testing, of 99 percent, during the hours of 7:00 a.m., to 6:00 p.m., on normal County business days. A maintenance fee reduction schedule shall be developed for system availability below that level. Reliability shall be determined by deducting downtime monthly from the total number of hours during normal working hours during that month. Downtime shall be defined as that period of time when scheduled activities cannot be performed due to an equipment or software malfunction or when the system is released to the vendor for remedial maintenance.

3.11.4 System Maintenance

The Contractor shall continue full preventive and remedial maintenance for both hardware and software on a fiscal year basis (July 1 through June 30). A four-hour response time is the maximum allowable to have a technician respond to a County hardware maintenance problem. If hardware maintenance is to be performed by a third party, which must be with written consent of the County, the Contractor shall be responsible for arranging, managing and payment of said separate contract. The Contractor shall include the price of one full year of hardware and software maintenance in his Cost Proposal for all software components and hardware devices included in the proposed configurations.

3.11.5 System Component Failures

During any system maintenance period, should a system component experience more than four verifiable malfunctions in any 120-day period which the County will have the sole discretion to verify, regardless of the Contractor's best efforts, the County may request, and the Contractor shall oblige, with the replacement of the failure-prone component at no cost to the County. In addition, any component responsible for system availability of less than 80 percent during normal working hours for a period of five (5) consecutive days shall be replaced, at the County's request, at no cost to the County.

3.11.6 Software Source Code (Escrow)

The Contractor shall provide a copy of the source code and documentation for all software applications installed and implemented at Oklahoma County. These source codes shall be given to the County at execution of the Contract or upon installation of software and shall provide the County all information necessary to access the applications without need of the Contractor. This is to include, but is not limited to any and all application software used in the proposed EDMS system. These shall be furnished to the County prior to final acceptance and payment.

In the event the Contractor cannot provide source code for certain software toolkits, API's, etc., a detailed explanation shall be provided with the RFP Response. For those software modules where source code can not be furnished to the County, the Contractor shall provide a copy of the proposed Software Escrow Agreement upon Final Acceptance and execution of the Contract. All costs incurred for the escrow account will be paid by the Contractor. The Software Escrow Agreement and Escrow Agent must be approved by the County prior to final acceptance and execution of the Contract. Such escrow agreement must provide for a third party escrow agent acceptable to the County to maintain a backup copy of the source code which will be released to the County in the event of..

	1.	Payment of sum certain by the County to Contractor
	2.	Failure of requested software enhancements or modifications to be performed by Contractor
	3.	Failure of the Contractor to continue support for the software
	4.	Failure of escrow agent to be paid by Contractor
	5.	Bankruptcy proceedings filed by any party hereunder

3.11.7  Delivery Failures

Failure of the Contractor (a.) to deliver the required goods or to perform the required services within the time specified or within a reasonable time as interpreted by the County, or (b.) to make replacements of rejected articles immediately or as directed by the County, shall constitute authority for the County to purchase in the open market goods or services of comparable grade to replace the goods or services not delivered or rejected. On all such purchases, the Contractor shall reimburse the County within ten (10) days, for any expense incurred in excess of Contract prices, including any administrative goods attorney fees and costs, handling, shipping, labor and per diem fees of any substitute vendor or contractor the County has to retain to deliver goods or perform required services.

3.12 Invoicing and Payment

3.12.1 Invoicing and Payment Schedule

Products and services delivered under the executed Contract shall be delivered according to the schedule specified in the executed Contract (to be prepared jointly by the County and the selected Bidder). Payments will be tied to the following specific milestones in Phase 1 and Phase 2:

Phase 1 Payment Milestones
__________________________
        - 40 percent of total Phase 1 costs within 30 days after delivery and installation of the hardware, software and documentation

        - an additional 20 percent of total Phase 1 costs within 30 days after successful completion of site acceptance test of Phase 1 hardware and software components

        - An additional 20 percent of total Phase 1 costs within 30 days after successful implementation of final software and training

        - Final 20 percent within 30 days after a 60-day period of continuous operation after completion of Phase 1 implementation of final software and training

Phase 2 Payment Milestones
__________________________
        - 60 percent of total Phase 2 costs within 30 days after delivery and installation of the Phase 2 hardware, software, and documentation

        - an additional 20 percent of total Phase 2 costs within 30 days after successful completion of site acceptance test of the Phase 2 hardware and software components

        - Final 20 percent within 30 days after a 60-day period of continuous operation after completion of Phase 2 site acceptance testing

After delivery and installation and implementation of all hardware and software, according to the schedule in this Contract, the Contractor will be allowed a 60-day period to successfully perform all site acceptance tests and training. If, after this 60-day period, the site acceptance tests have not been satisfactorily completed, the County reserves the right to extend this period or to terminate the Contract. The County is under no obligation to complete any / all phases of the Contract without liability to the Contractor except for services rendered to date of notice of termination.

3.12.2 Documentation to Accompany Application for Final Payment

The contractor's invoice for final payment shall be accompanied by a list of all unpaid bills and all unresolved claims. Warranties shall be signed by the authorized agent and notarized and submitted to the County prior to final payment.

3.12.3 Changes and Substitutions of Proposed Hardware Items

The Contractor will not make substitutions to any of the proposed and contractually defined hardware or software items without the written consent of the County. If new or upgraded models of proposed hardware devices or new or revised versions of proposed software modules are announced between the time proposal submittal and delivery to the County, the Contractor must offer the option to the County to substitute these hardware devices or software modules at the current market price (minus any discounts that may apply to Oklahoma County),

Section 4: Company Description and Experience
______________________________________________________________________________

4.  Company Descripton and Experience

4.1 Company Description, History, Status

Bidders should provide the following information:

        - Name office locations of all firms participating in this proposal with an identification of the lead firm and a summary of the roles of each firm if a team of firms is being proposed

        - Brief description of the history of the company(s), size and volume of business related to document management, office locations, relationships with parent firms.

        - Overview of products and services provided in the area of Electronic Document Management Software (EDMS).

4.2 Key Individuals Assigned to Project

The Bidder shall identify the contract manager who will be responsible for Contract negotiations, Contract signing, and successful performance of the Contract should the Bidder be selected by the County. A summary of the qualifications and a resume' of the project manager and other key individuals who will participate in system implementation shall be included.

4.3 Client References

Bidders shall identify and describe at least three and no more than ten previous client sites for which they have implemented similar turnkey EDMS systems. In selecting reference sites to include in response to the sub-section, Bidders should attempt to choose sites which combine as many of the features in this RFP as possible. Local government clients should be included if these reference sites are functionally similar to the EDMS being requested through this RFP. The County reserves the right to contact any of the references included by phone or mail. The following information shall be included for each reference site:

  1.   Name and address of organization and contact name with phone number.

  2.   Date system implementation began.

  3. Description of the functional capabilities of the system and its current operational status.

  4.   Interfaces to external systems.

  5. Identification of hardware devices and software modules, including version number

  6.   Total number of users supported.

  7.   Other pertinent information.

Section 5: Current and Future Document Processing
______________________________________________________________________________
5.  Current and Future Document Processing

5.1 Current Workflow and Document Processing In County Clerk's Office

5.1.1 Type and Physical Characteristics of Documents Handled

The County Clerks Office manages three basic categories of documents that will need to be scanned and indexed as part of the EDMS system. Documents primarily contain bi-tonal text (gray tone or color is not an important issue for scanning). Many original documents are submitted with an impressed notary seal. Currently, these seals are swabbed with ink before photo copying, microfilming, or scanning so that the seal image will copy. A brief explanation of these categories of documents is provided below:

        - Instruments: These documents include a wide variety ranging from real estate records (e.g. deeds, mortgages) and many other types of legal documents such as professional licenses, military discharges, some court rulings, and other.

        - Liens: Includes physician liens filed against an individual and mechanic liens filed against property.

        - UCC Documents: These documents, handled buy the UCC Department, include Uniform Commercial Code Financing liens on personal property.


Table 5-1 summarizes the main characteristics about each of the document categories.

                                Table 5-1

                Main Documents Managed by County Clerk's Office

Document Type   Volume Per        Pages per               Page Size
                Day /Year       Document (AVG)

Instruments     750/187,500           2.7               8.5"x11" 8.5"x14"

Liens           75 / 18,750           2.0               85"x11",8.5"x14"

UCC Forms*      700 / 175,000         1.4               5.0"x7.5",8.5"x11"

* Daily volume includes Financial Statement, Continuations, Termination's, Assignments, and Federal Tax Liens. UCC is in the process of standardizing on a single 8.5" x 11" form which would lend itself to OCR type of input.

A full list of document types handled by the Registrar of Deeds and UCC office is given in Appendix C. Photo copies of representative documents are attached to this RFP.

5.1.2 Current Document Processing Workflow in the Registrar of Deeds Office

The Registrar of Deeds is responsible for recording deeds, liens, mortgages, and other instruments of land ownership and other legally significant documents. Persons and Companies mail or bring documents to the Registrar of Deeds office for recording. Recording involves indexing, extracting data, copying, storing/ archiving, retrieving, and printing documents. The flow of various classes of documents within the Registrar of Deeds office is summarized below.

The Registrar of Deeds office currently has a Point of Sale (POS) system which is written in FoxPro (DOS). The POS creates a batch file with transaction number, date, and instrument number. This file is used by the current Document Imagining system for scanning each individual document. Registrar of Deeds also currently has a FoxPro application to do data entry of instrument data. This database is used for inquiry of instruments by county staff and the public.

Instruments

	1)	Customer delivers document to the Registrar of Deeds counter

	2)	Counter staff conducts visual check for basic legibility,
                verifies that document has required fields to process, and selects appropriate code (document type).

	3)	Counter staff enters data into the current POS system which
                assigns the date, time, Document Type, Book, Page, and Document Number, calculates the fee to be collected, and imprints the recording information on the instrument.

	4)	The recording fee is collected and a receipt is issued.

	5)	A number of copies are made for distribution to various
                departments, outside companies, Assessors office, microfilming, and scanning. These copies are made at a reduction of 74% of the original document

	6)	Data entry is done using a FoxPro program, some of the data
                entered are grantor, grantee, legal description, return address, etc. This data is entered against the record created at the Point of Sale (POS) system, using book, page, and instrument number.

        7) Documents are then copied (74% of original size). Three (3) set are made

        8)      Copies are used for scanning to the current Document Imaging
                System.

        9)      The original document is mailed to the owner within 10 days.

        Instruments are also received by mail and are batch processed as above.

5.1.3 Document Distribution in Registrar of Deeds Office

Currently the Registrar of Deeds office microfilms all documents filed with their department. The microfilm is processed and nine (9) copies are made. The duplicate rolls are distributed as follows:

	Six (6) abstract companies

	One (1) roll for Information Center

	Two (2) rolls are shipped out of state

The master roll is placed in an off site climate controlled storage vault for archival purposes.

One paper copy of all documents filed in the Registrar of Deeds Office is distributed to the County Assessor's office. The County Assessor's office uses this copy to identify any transfer of title documents and makes entries to their database. The County Assessor's database is kept on the County mainframe.

5.1.4 Currently Install Peripheral Equipment within the Registrar of Deeds

The Registrar of Deeds currently has the following peripheral equipment installed and running within the Registrar of Deeds office:

        1. Eight (8) Cornerstone 19" Monochrome Monitors (8 - Public Access, 1
           - Scanning Station, 1-Internal Use).

        2. Three (3) Fujitsu Scanners w/Automatic Document Feed.

	3. Four (4) Ithaca Printers (POS receipt and document imprinting)

	4. One (1) Pinnacle Jukebox - Forty (40) Gigabyte, 32 platter, two drives

This equipment could be utilized with the new EDMS System.

5.1.5 Current Document Processing Work Flow in the UCC Office

The Oklahoma County Clerk's Office, UCC department is responsible for the filing and storing of UCC forms for the entire state of Oklahoma. The vast majority of these documents are received by mail with a small number being delivered to the UCC department counter. The documents are indexed, certain data is captured, filed, retrieved and copied within the UCC department .

	1) Standard forms are delivered or mailed to the UCC department.

	2) A unique Instrument No. is imprinted and the document is time stamped

	3) Indexing and fee data is entered to the database (AS400)

	4) Selected data is entered into the database (i.e., Lender, debtor, property description, etc.)

	5) An original and one copy is filed in filing cabinets in the UCC department

        6) The form is also microfilmed

5.2 Planned System Development Phase and System Configuration

The County envisions an EDMS system which, initially, will mirror the current processes in the Registrar of Deeds office, but will eliminate many of the inherent inefficiencies of the current paper-based process and will improve the efficiency of document storage and retrieval. The majority of the Registrar of Deeds routine operations are on a transaction basis. That is, documents are submitted by mail or in person at the Registrar of Deeds counter, the documents are indexed and copied, data is entered, receipts are generated, original documents are returned to the owner, copies are filed, scanned and microfilm copies are generated and archived. In addition, the Registrar of Deeds office provides access to documents by individuals and generates many copies.

It is our intent to replace the current FoxPro POS and Document Indexing system at this time. The data created at the POS system (e.g., Book, Page, Instrument Number, Transaction Number, Date, etc.) will be used to identify an instrument for scanning and document indexing.

The UCC department database, which is currently running on an AS400, will be replicated, enhanced and integrated into the new EDMS system.

Conversion of the current document index database and the document images contained on the current document imaging system will be converted to the new EDMS system. Bidder will provide a detailed plan and cost to accomplish this task.

The County envisions the following changes and improvements being delivered by the EDMS system in the Registrar of Deeds Office and UCC department:

        - Rapid scanning of document with automatic post-processing (e.g., de-speckling, de-skewing, etc.)

        -       Eliminate the need for many copies

        - Routing of images, instead of paper copies, to indexing data entry, Assessor's office, Treasurer's office, etc.

	       -       Rapid access to the document and image database for inquiry and viewing

	       -	      More efficient Customer Service

	       -	      Viewing of instrument at indexing stations during data entry.

        -       Print of selected documents by County staff

        -       Internet and Intranet access to document database

5.2.1

Development Phases

The County envisions a system that will be implemented in three (3) phases summarized below:

       -        Phase 1    Initial implementation for the County Clerk's Office,
                Registrar of Deeds department. This phase will support the workflow and processing of documents to support the County Clerk, County Assessor's, and County Treasurer's operations with respect to instruments filed with the County Clerk. Replacement of the current FoxPro based POS and Document Indexing application software and database. This phase will also include the Intranet and Internet capabilities for accessing (searching, viewing & printing) using a "Browser" type of viewer on a Windows basedPC. The conversion of current document indexes and images will be a part of Phase 1 implementation.

       - Phase 2 Implementation of EDMS system for UCC department. This phase will support the replacement of the current database application in the UCC department, have Internet and Intranet capabilities, and be designed for future implementation of electronic filing of UCC forms, using Electronic Document Interchange (EDI) standards. This system will be fully compatible (e.g., using the same infrastructure for the RDBMS, Image file type (TIFF), etc.) with the Phase 1 EDMS system. Conversion of the current UCC database to the new system will be a part of Phase 2 implementation.

       - Phase 3 This phase will be covered under another RFP and is noted here only for information as to the intent of Oklahoma County to further implement EDMS systems throughout the County departments. Expansion into other County Departments such as the County Assessor, County Court Clerk, County DA, County Jail and County Treasurer. These applications for EDMS may be an addition to the Clerk's database or totally separate databases for indexes and images. These systems will, however, be fully compatible (e.g., using the same infrastructure for the RDBMS, Image file type (TIFF), etc.) with the Phase 1 EDMS system.

5.2.2 Anticipated Configuration

Since the primary users of the EDMS system will be the County Clerk, County Assessor, and County Treasurer offices, the system configuration must provide access to users in these County offices for internal operations. The County currently has a Local Area Network running Novell NetWare on an Ethernet 10baseT topology. The proposed EDMS system must be compatible with the current network, as well as, future expansion by the County to faster topologies and other Network Operating systems.

The EDMS system configuration shall be based on a client-server architecture with an ability for flexible upgrade as the system expands and as system use increases. It is vital that the system deliver adequate performance and response time for interactive operations for document query and retrieval. High volume workstations (e.g., scanning, indexing, and high retrieval) should be capable of providing fast response times. Additionally workstations running Windows must be able to search retrieve, view, and print using a "Browser" type of application.

5.3 Additional Information and Clarification

5.3.1 Optical Imaging Standards

The EDMS system must meet all Oklahoma State Department of Libraries Optical Imaging Standards. A copy of these Standards is attached in Appendix B.

                          Pages 31, 32, 33 are
                          flow charts that are
                          narratively described
                          above.

Section 6: Functional Requirements of Software System
______________________________________________________________________________
6.  Functional Requirements of Software System

Requirements and minimum specifications for the EDMS system application software is presented in this section. Bidders shall provide the following response to each of the numbered items in this section:

   - An indicated level of compliance in one of the following three categories:

        1. Full compliance indicating that the proposed system component or capability meets all listed specifications.

        2. Partial compliance meaning that the proposed system component or capability meets some of the listed specifications.

        3.      System component or capability is not provided.


6.1 Document Imaging Software

The County would prefer, but it is not mandatory, that a component based EDMS system be proposed. This customized software would utilize proven toolkit technology that meets standards developed by AIIM. This would allow images to be stored as Group 4 Tiff's which can be stored in a directory structure, without storing proprietary information to the file header.

6.1.1 Software Scalability

The software must be scaleable, meaning that the County can grow the system without reaching a maximum capacity for the software. Various components of the software can be upgraded, or additional programming maybe added without sacrificing the integrity of software as a whole.

6.1.2 Graphic User Interface Requirement

The proposed software must be implemented utilizing the County's standard Microsoft Windows environment

All operations performed by users will be accessible through an industry standard graphic user interface (GUI). The interface should provide a flexible, menu-driven environment. A detailed description of the proposed system's user interface will be provided, and shall explicitly state how this interface is used to invoke system functions.

The County requires the GUI have the same 'look and feel' within all software modules or functional screens provided in the Proposed software. 'Look and feel' refers to the physical arrangement of menu bars and buttons, the grouping of menu commands under each main menu selection, and commonality in the syntax used for identical or similar operations in different software modules (e.g., a menu button for printing is labeled and arranged the same way for print operations in all software modules).

6.1.3 Retrieving, Display and Manipulation of Images

The viewing system will have the following functionality at a minimum:

1.	Ability to access the Oklahoma County documents via the County Network.

2.	Searching capability to find a particular document.

3. Protection from unauthorized access to document images or indexing data.

4.	Provide an Intranet viewing system.

The software must provide for the viewing of scanned images from a client/server attached viewer and/or from a Browser (e.g., Netscape, Internet Explorer) with a plug-in for reading TIFF images.

Single or multiple images shall be displayed in graphic windows on the user's workstation screen. The user shall be able to perform the following operations on these document image windows:

	1.	Enhance images with de-skewing, line removal, speck and dot
                shading removal.

	2.	Rotate, zoom, pan and a magnifying glass.

	3.	Cut & paste to other Windows based software.

6.1.4   Internet Viewing System

The software must provide an Internet Viewing System which:

	1.	Provides same functionality of the above viewing system, but accessible through a network via a world-wide web Server.

 2.      The world-wide-web Server will be run on a separate machine from the database server for security reasons.

 3.      This requirement will allow for future possibility of external access.

6.1.5 Intranet Viewing System

The Intranet solution to the image retrieval and viewing program will utilize HTML programming to prepare the web server and to properly present data and images to the viewers. Retrieval time for a one page document, including search time, should not exceed six (6) seconds on a 10BaseT network.

6.1.6 Image Printing

The proposed system shall have a user-friendly capability to print copies of document images retrieved from the database. This printing capability should support output of images on any windows compatible Laser Printer. The system shall allow users to generate hard copy images at standard size (size of original document) or at a user-selected size defined as a percentage of original or in terms of actual dimensions. Printing of documents will be a routine operation of the County Clerk's office (Registrar of Deeds and UCC). Some of the more common situations under which document printing will occur include:

        1. Automatic printing of a document at the counter area at the time of document scanning.

        2. Printing of a document at the counter in response to a request by a user at the Public Access area. This capability should allow a user at the Public access area to submit a print request for printing at the counter area. The Bidder shall offer an approach which facilitates this print request process so that public users may easily submit requests for printing and which allows Counter staff to easily process the request and accept payment from the public user. The software should allow for multiple print requests to be bundled (batch) resulting in a single POS activity.

        3. Routine printing by County staff at any of the network printers by easy-to-use menu controls.

       	4. Printing and/or saving of a selection of a viewed image.

6.1.7 Image Capture and Post-processing

Proposed software will support the scanning and post-processing of documents using the hardware proposed in response to Section 7. Much of the document scanning will occur on a transaction basis in which documents that are mailed or brought to the County Clerk will be scanned at that time. The scanning process should therefore be quick with minimal "wait time". In addition to the scanning of documents on this transaction basis, there will also be some batch runs of 50-100 documents. Scanning must be capable of utilizing current County owned scanners (see Section 7).

The following minimum functional capabilities shall be included in the proposed system:

        1.      Scanning of bi-tonal black & white documents.

        2. Selectability of scanning resolution from 200 to 600 dots per inch.

        3. User entry of tabular index information for direct storage in the database.

       	4.	     Post-scanning image cleaning and enhancement, including scaling, rotation, de-specking, contrast enhancement, and interactive raster editing (to remove blemishes and stray marks). The Bidder shall fully describe the level of functionality, required
                operator intervention, parameters that need to be set, etc. It is desired that most post-processing (including compression) be done automatically via hardware boards or software that is part of the scanning system to alleviate the need for operators to take time to view and process documents after each is scanned.
                In some cases, however (e.g., for non-standard documents), operator intervention may be necessary in a post-processing step.

        5. Automatic compression supporting, at a minimum, the CCI-FI' Group IV format. Bidders shall identify all standard and proprietary image storage formats that the proposed system supports and shall indicate expected storage requirements, in bytes, for a one-page (letter size 8.5" x 11" and legal size 8.5" x 14") text document.

6.1.8 Document Image Storage

The proposed EDMS system must have the ability to store scanned document to two separate mass storage devices. The concept is that after final quality control and indexing the document images will be written to a RAID-5 storage system for on-line access of scanned documents which need to be available to various county offices and public access. The County will provide the necessary "Firewall" protection in order to protect document images which have public access. Proposed EDMS system shall include an Optical Disk device (e.g., CD ROM, WORM,
MO) for archival purposes. The archival device will contain both document images and tabular indexing data for disaster recovery. The document images, however, will not contain a header record thereby making the document image file proprietary.

The proposed EDMS system must have the capability to move document images, based on date criteria, to a near on-line jukebox for purposes of storing document images which are beyond a given date (e.g., after five years). This near on-line jukebox must have the capacity to store two (2) years of document images (years six(6) and seven (7)). These document images must be accessible to retrieval, viewing, and printing as if they were still located on the RAID-5 document image storage system. Optionally, the system should also identify and request a specific platter be mounted in order to retrieve an off-line (beyond seven (7) years) document. Bidder must describe the methodology and how this will be accomplished.

6.2 POS and Document Indexing Software

Except where noted these capabilities apply to both the Registrar of Deeds and UCC departments.

6.2.1 POS (Fee Collection / Cash Control)

The proposed EDMS system will have the following POS and indexing capabilities as a minimum

	1.	Cashiering system must be tailored specifically to the type of
                Documents and amounts charged at Oklahoma County.

	2.	Cashiering software must include codes and tables to limit the amount of data entry required, including, but not limited to:
                Type of Document, Amount charged, Name and Address tables for title companies and common company names.

	3.	The system must allow document types to be entered via document type code or actual document type name.

 4. Recording fees shall be calculated automatically after entry of the document type and number of pages. Optional override of these fees by Cashier.

	5.	System must be able to calculate the Documentary Stamp Fee based on the consideration entered and any exempt codes. Prompt for Exempt, if not, then prompt for amount of Document Stamp Fee.

	6.	Software must allow payments to be accepted by cash, check or charge (in-house charge accounts and major credit cards), or any combination thereof. System must calculate change due on screen.

	7.	Software must fully manage charge accounts and issue balance statement by month. The system must be able to support an unlimited number of charge accounts.

 8. Charge accounts must be sufficiently flexible to permit them to be established with a minimum prepaid balance requirement. The system must provide operators with an alert when the minimum balance in any account is reached and provide information on a report

 9. Charge accounts must include a maximum charge limit.

10. System must include the ability to interface with the current document printer for imprinting document with document number, time, recording date, and recording fee.

11. Software must produce a "Deliver to" label for each document if
                Zip Code exists

12. System must generate detailed receipts, including all pertinent information. Receipts must be accessible for printing for a period of at least 12 months. After 12 months detailed receipt data must be archived and a report generated of the archived data.

13. System must allow for verification of all documents entered on a transaction and allow for insertion of a "missed" document prior to closing the transaction.

14. The system must keep a detailed audit trail, including the tracking of all changed and voided transactions.

15. Reports to include daily, monthly, semi-annual and annual reporting statistics. Among the reports required to be provided by the system are:

               a. Transaction Reports (Print on Demand) - At any time, the system must be able to generate a report showing each transaction for a specified time period. The report must show the total fees paid, recording fees, and method of payment. Total cash and checks accepted in payment for filings are to be summarized at the end of the report. This report should include charges not paid.

               b. Filing Fee report - This detailed report must show the filing fees collected on a per transaction basis. It must also show any exemption code which may be applicable, the filing fee total, county proportionment of the fee. A summary of all fees shall appear at the end of the report. This report must be prepared in the format required by the State of Oklahoma.

               c. Transaction Summary Report - This report must show the total number of transactions, per workstation, per operator, and across the entire system. It must also summarize the total amount of fees collected.

               d. Charge Account Transaction Report - A detail report showing each charge account transaction(s), with fees paid and credited to each account. This report can be run by date Range.

               e. Report showing transaction numbers missing or document numbers missing.

               f. Report showing amount of document stamps sold daily, monthly and annually.

           1. To ensure the optimum in efficiency in data entry, the POS system must be fully integrated with the indexing system, in that it must pass all data captured at the time of entry to the indexing system. Data to be passed to the indexing system includes, but is not necessarily limited to, document type, document number, date and time of filing, number of pages, fees collected and deliver to name and address.

6.2.2 Document Indexing System Requirements

The document indexing software must include, as a minimum, the following capabilities:

	1.	Software must be capable of indexing all documents received for recording by the Oklahoma County Clerk's Office.

	2.	Software must allow an unlimited number of grantor/grantee
                (debtor / secured parties for UCC) entries per document.

	3.	Software must allow an unlimited number of legal descriptions per document.

	4.	When indexing land which is not platted (Section Township
                Range), the system must allow at a minimum of three (3) calls (i.e. NW/4 of the NW/4 of the NW/4) and provide a pick list for accuracy of entry of Section Township and Range.

 5.  Software must include county maintainable tables to promote consistency of data entry. The tables must include a minimum of grantor / grantee name table, type of document table, subdivisions table, section land table and a return to table.

 6.  The County requires as a minimum the following fields:

                Registrar of Deeds - Grantor, Grantee, Type of Document, Document Number, Date Filed, Book, Page, Property Description (Legal Description), Lot, Block, Addition Name, Condo Number, Unit Number, and Parcel Identification (PID). The PID must be available for entry either in the Registrar of Deeds office or after indexing in the Assessor's office.

                UCC - Debtor, Secured Party, Type of Document, Document Number, File Date, Reference to Tax Lien number, or previous file Number, and Date.

	7. 	The Property Description field will be free form, with the
                ability to cut and paste the information fromthe scanned document.

 8.  To minimize the data entry workload, the indexing system must make use of "repeat field" and "repeat name" features where applicable.

 9.  The system must facilitate the correction process, when errors have been detected in the Verify Report. Data entry operators must be able to correct the entry in any field associated with indexing without being required to re-key all other data relating to that document.

10.  System must include a full key verify feature.

6.2.3 Document Indexing Report Requirements

The document indexing report software must include, as a minimum, the following capabilities:

	1.	Index Reports must be available on demand from the system. Index
                Report selections for Grantor or Grantee reports shall include the following optional breakdowns: An Alphabetical listing by each individual letter of the alphabet, Cross reference Grantor I Grantee index, to print or omit the full property detail, to print or to omit Book, Volume and Page and Document Number. There is no book & page requirement for UCC.

                Tract Index Reports must be printed as close to the format of the present indexes as possible. These will include both platted and unplatted property. Must support unlimited lots.

	2.	Other reports which the system must be able to produce on an on-
                demand basis include: A Verification report, Document Type Report, Numeric Report, Selected Documents Report, Missing Number Report and Instruments Not Indexed report. Further, the system must be able to produce mailing labels when needed.

	3.	Report size maximum is 11" x 17".

 4. Printing shall be in black ink.

 5. Index listings must be included for any document type recorded.

6.2.4   Information retrieval Requirements (Public Access)

The information retrieval software must include, as a minimum, the following capabilities (UCC does not require that retrieval be based on legal description):

	1.	All current index data and all index history must be accessible on-line, including all data which has been converted from prior years' computerized index records.

	2.	On-line searches must include: Name (Grantor / Grantee),
                Document Number, Document Type, Book/Page, Legal Description, PID number. The system must be able to narrow searches by including document type, date range, property description or document series criteria at the end-user's option. Search must be capable of using any combination of the above fields.

 3. The system must be able to search on the exact name specified or on partial names.

 4. The initial response to a search request, provided by the system, must provide a phone book style listing of all appropriate names. Each listing shall show one line which includes: Surname, Given

	Name, Document Type, File Date, Instrument Number, and Book/Page, Legal Description and PID number.

	5.	Access to the full index description of an individual document must be readily accomplished by a single keystroke (Function
                Key).

 6. The full index listing must include all of the pertinent document information.

 7. The system must provide for the option to print the phone book search listings that have been retrieved to the screen, either one line at a time, specific highlighted names, or all listings shown on the screen.

6.2.5 POS and Indexing System Security

The system must incorporate multiple levels of security in order to protect the integrity of the index, data, images and to protect the integrity of the funds collected in the POS system. Specific levels of security must include:

       	1.     	User ID, Password security - The system must provide the System
                Administrator with the ability to restrict access to any application (POS, Indexing, and Scanning) or to restrict access to any function with the application on the basis of the User ID and/or Password security assigned to any operator.

        2. Functional Security - The system must provide the System Administrator with the ability to restrict access to various functions within any application area, including but not limited to maintenance of various tables, access to cash control information, ability to update/correct index entries and the ability to enter scanned images into the system.

        3. POS system must allow for cashier Iogin and Iogout without leaving the POS application.

6.3 Database System

The Database System proposed must support other systems by allowing for lookup of document files by searching on index information associated with a document. The Database system will be a relational database on a Windows NT Server with the capability to handle as a minimum 25-50 directly connected users, or 75-150 indirectly connected users via a secondary web server, performing an average of 5,000 queries per day. This rate assumes one-third of the queries are updates or inserts.

The County has established a standard for RDBMS's which are acceptable. They are as follows:

1.	MS SQ: Server

2.	Sybase SQL

3.	Oracle


                                     4O

Section 7: Hardware, RDBMS, and Operating System Requirements
______________________________________________________________________________
7.  Hardware, RDBMS, and Operating System Requirements

Requirements and minimum specifications for the EDMS system hardware and communications network are presented in this section. Bidders shall provide the following response to each of the numbered items in this section:

- An indicated level of compliance in one of the following three categories:

       	1.     	Full compliance indicating that the proposed system component or capability meets all listed specifications.

        2. Partial compliance meaning that the proposed system component or capability meets some of the listed specifications.

        3.      System component or capability is not provided.

- A written response indicating how the proposed system addresses the RFP requirement with an identification of an applicable make model number, performance characteristics, and physical parameters.

If a proposed component significantly exceeds the minimum requirements for any item in this section, the Bidder should explain what additional or enhanced functionality or performance is provided.

7.1 Mandatory, Short-term Requirements

The functional requirements of the EDMS system hardware and physical network to be provided by the Contractor are presented below.

7.1.1 Overview of Hardware Components and System Configuration

The types of hardware devices to be included are summarized below. The Bidder shall describe specifications and performance information for these devices in response to subsequent items in the RFP section. The table below presents a list of the minimum components and hardware devices required to make the system fully functional. Additional components and hardware devices which my be required by the Bidder's EDMS system proposal must be included.

Device                   Office/Department              Number of
                                                         Devices

Servers:                        MIS
	database
	VWW DB
	Document Image

Mass Storage Device(s)          MIS
	(Type and Capacity)

Optical Storage MIS
	Archival (Type and Capacity)
	Jukebox (Type and Capacity)

        Optical Storage Media (Type, Capacity & Data Life)

Workstations                    Registrar of Deeds
     	Scanning Stations
	     Data Entry
	     Public Access/Viewing
     	Data Entry/Viewing	       Assessors Office
      Viewing                   Treasurers Office

Workstations                    UCC
     	Scanning Stations
     	Data Entry
     	Public Access/Viewing (1)
     	POS Equipment

The Bidder shall include a detailed diagram of the proposed configuration. This diagram should depict with appropriate labels and annotation defining makes and models:

	1.	All Servers, workstations, storage and peripheral devices.

	2.	Special communication hardware devices.

	3.	All network adapters.

7.1.2   EDMS Physical Network

The EDMS client-server network must be supported by a physical network with sufficient speed and integrity to support all functions with adequate response time for interactive operations, data input, and hard copy output. The County has at present an Ethernet 10 mb per second Novell network. All hardware devices will include the necessary ports, communication boards, special software, etc., for connection and operation on the existing County network.

7.1.3 Basic Operating system Functionality

As described in 5.2.2, the system shall be based on a client-server architecture in which one or more designated servers store and manage a central database of documents and provide other necessary central server functions to support the network and information input and access by users at client workstations. The operating system employed by the server shall provide all of the traditional features of a robust, state-of-the-art operating system as described below.

7.1.3.1 Multi-user Support

Normal interactive operation of the system shall accommodate simultaneous access and use of server resources by multiple users. Each workstation (client) shall be treated as a separate user process independent of other workstations. If the system supports a multi-processing architecture, the Bidder shall describe how tasks are delegated to multiple processors.

7.1.3.2 Security Management

The operating system must provide tools to control access to user accounts, program execution, and data files. System log-on access shall be controlled by user name and password. Access to data shall be controllable to the file or directory level and shall be definable as "read only", "write only", and "read/ write".

Individual users shall have the ability to change their own passwords as well as to change access right to files and directories to which they have been assigned full ownership rights. A designated system administrator shall have the capability to grant or restrict system resources and access privileges available to individual accounts.

Since documents handled by the Clerk's Office are considered legal documents, they cannot be altered once accepted and filed. The system should have a proper level of security so that documents may not be altered and entered by any EDMS user after they have been scanned and entered into the EDMS database.

7.1.3.3 File Management

The operating system must control all aspects of file management, including creation, update, and deletion. It must provide a mechanism for creating an hierarchical directory structure for the logical grouping of files. Directory levels and directory management shall be an integral part of the security features. The system shall provide the ability to refer to directory levels or specific data locations by aliases or logical names.

7.1.3.4 Memory management

The operating system shall provide state-of-the-art algorithms for management of virtual memory segments, cache memory, commonly accessible installed program images, and memory defragmentation.

7.1.3.5 Database Backups

The system should have the capability to perform routine database backups to cartridge tapes or optical media using highly automated routines for incremental backups and logging of the backup files. The Contractor will be responsible for setting up efficient daily backup procedures and for training County system administration staff in its use.

7.1.3.6 Error Monitoring/Disaster Recovery

The operating system must be capable of handling, and recovering from, user and programmatic error occurrences. Data and consistency checks shall be performed to prevent Questionable data from replacing or updating secured data. Upon encountering an error, the operating system must notify the user with a descriptive message. If the error is severe enough to risk data corruption the operating system must take whatever action necessary, including shutdown, to avoid propagating the existing condition. When a system shutdown becomes imminent, regardless of the cause, it shaft be performed in an orderly manner, minimizing the loss of work, data, or queue entries.

7.1.4 Server and Mass Storage

The proposed system shall include one or more designated servers on the County network for the following:

       - Storage and management of a central database for document images and tabular data


       - Storage and management of near-on-fine and archival document images and tabular data

       -  Management of Internet database of tabular data

With capabilities to:

	      -	 Providing access to data based on request from client
                workstations

       -		Network monitoring and administration, including requirements defined in 7.1.5

       -  Workflow monitoring as required

       - Storage and provision of access to pre-programmed reports or queries

       -  Control and submittal of job requests for hard copy output

       - Control communication and user transactions with external systems

The server shall operate as part of a well-integrated client-server network with workstations and peripheral devices for data input and output. The following minimum performance specifications shall guide selection of a suitable server or servers for the system:

	1.	The server or servers shall have adequate processing power to support interactive operations for data input, data query, and data retrieval providing real-time response for display of document images and data to user workstations.

	2.	The server shall come equipped with adequate on-line magnetic disk storage to provide interactive access to at least five (5) years worth of documents and associated database information.

 3. The server shall be easily upgradeable through addition of main memory, mass storage, and additional processors (for multiprocessor models) to meet the demands of a growing system.

 4. The server shall come equipped with an external optical drive compatible with the main optical storage system.

The Bidder shall provide detailed specifications for the proposed server(s) fully responding to the requirements stated above, including an identification of the proposed operating system, performance characteristics, physical dimensions, amount of mass storage, environmental/electrical requirements, etc.

7.1.5 Optical Storage System

Storage capacity requirements will grow incrementally. It will be necessary, in the long term, to have adequate storage capacity for at least seven (7) years of documents through a combination of on-line (magnetic) and near on-line (optical) storage systems. This may necessitate an additional server to allow for quick access to documents.

The Bidder shall evaluate the long-term storage requirements for the EDMS system based on information provided on document types and volumes. These requirements shall be used by the Bidder to provide a proposed system that meets the needs for on-line and near on-line storage.

In regard to a requirement for an optical juke box for storage of images, the Bidder shall identify one or more options, and timing of acquisition which best meets the requirements of the EDMS system. The Bidder will describe specifications of the system in terms of storage capacities (bytes and estimated number of documents), speed of data access, integration with server and magnetic storage systems, etc.

Respondents should also discuss issues concerning the "shelf-life" of optical storage media. Currently, documents must be archived for an unlimited period of time. If the County moves toward an environment in which paper or microfilm storage is eliminated, how will media shelf-life issues be addressed?

7.1.6 Workstation and Display requirements

EDMS system workstations will function as clients on the EDMS system client-server network. These workstations will be used to query the EDMS database, retrieve and display image and tabular data, enter data, submit jobs for hard coy output (images and tabular reports), track workflow, etc.. The EDMS system workstation shall have the following minimum characteristics:

        1. Adequate local processing power and memory to perform all client tasks with real-time response for interactive operations.

        2. Color monitors with at least 17" diagonal screens although some or all workstations may require larger screens for adequate operation.

        3. Minimum of 1600 x 1200 pixel resolution with sufficient dot pitch (not greater than .28mm) and refresh rate to make documents crisp and legible.

Bidders shaft describe the characteristics of the proposed workstation(s) and shall provide detailed specifications in response to the minimum characteristics above. The Bidder shall also explain operating system issues and software licensing considerations necessary for the operation of these workstations. The Price Proposal (see Section 9 ) will include a price for all hardware components, special image processing boards, communication software, and application software needed to make these devices fully functional.

Section 8: Implementation, Training, Maintenance, and Technical Support
______________________________________________________________________________
8.  Implementation, Training, Maintenance, and Technical Support

8.1 Implementation Plan and Schedule

The Bidder will prepare a preliminary implementation plan for Phases 1 and 2, which identifies and indicates projected timing for major activities and milestones from site preparation and projected timing for major activities and milestones from site preparation and delivery of equipment hardware through user training. This plan should be as specific as possible for Phase 1 and 2. This plan should address the following activities - (a.) site preparation, (b.) delivery and installation of system, (c.) system acceptance testing, (d.)
design and customizing of user applications (see 8.3), (e.) system administrator training, (f.) user training, and (g.) final acceptance by the County.

8.2 Site Preparation/installation of System/acceptance Testing

8.2.1 Site Preparation Plan and Support

The contractor (after selection and contract negotiation) will be responsible for evaluating the premises and preparing a floor plan for placement of equipment with recommendations for any remodeling, re-wiring, cabling, or re-arrangement of existing equipment that is necessary for the efficient installation, implementation and use of the EDMS system. The Contractor will . also provide cost estimates (for budgeting purposes) for any site preparation work. The Contractor will not be responsible for carrying out site preparation work except for EDMS system cabling and installation, but the Contractor will be called on in an advisory capacity to answer questions during site preparation.

8.2.2 Installation and Acceptance Testing

The Contractor will be responsible for full installation and implementation of hardware and software for each phase of development. This installation and implementation shall culminate in a complete acceptance test procedure (approved by the County in advance) in which all major functions of the system are tested and demonstrated to work as proposed. Designated County staff will participate in this acceptance testing procedure.

8.3 System Design and Customization

The Contractor shall be fully responsible for full implementation of the system and making it operational for County users. Technical design and development tasks will include those listed. Along with any other activities needed to reach full operational status:

        1. Setting up of routine backup procedures and other system administration procedures that will be needed for adequate operation and monitoring of the EDMS system.

        2.      Database design for storage of document index information.

        3. Design, development, and full customization of menus and displays for the Registrar of Deeds, and UCC EDMS systems.

        4. Design and development of Intranet and Internet capabilities for the EDMS system.

        5. Design and development of a method for converting the current document images and index information from the existing Optical Disk Storage system and Index database.

        6. Design and development of standard report forms and menu-driven application to invoke those reports. During Phase 1 and 2, several simple reports will be developed summarizing documents that have been entered into the system over specified time periods.

        7. Complete documentation on the EDMS system, to include but not limited to, users manual, system administrators manual, hardware documentation, etc.).

Section 9: Document Conversion and Consulting (Optional)
______________________________________________________________________________
9.  Document Conversion and Consulting (Optional)

The following information is optional and will not be used in the evaluation or selection of the Contractor for this RFP. This optional response should be included, under separate cover and clearly marked" Optional Document Conversion and Consulting", in your technical response to the RFP. DO NOT include any costs associated with document conversion or consulting in your response to technical or pricing proposals for this RFP, other than those outlined in Sections 5,6, or 7.

9.1 Document Conversion

The County has several departments which have microfilm and paper files which may need to be converted to digital images and indexed for retrieval, viewing and printing. If your company would be interested in doing document conversion please include your proposed method(s) of document conversion and an approximate cost on a per document basis. If any additional equipment would be required for this conversion include the cost of the equipment (rental or purchase).

9.2 Consulting Services

If your company provides consulting services and you have an interest in providing these services for other departments within the County, include your pricing for these services.

Section 10: Price Proposal Format
______________________________________________________________________________
9. Price Proposal Format

The Price Proposal shall be sealed separately and labeled: "Price Proposal, Oklahoma County EDMS System". The Price Proposal shall use the form provided in Appendix A. Fixed prices shall be provided for mandatory system requirements for Phases 1 and 2 as described in Sub-sections 6 and 7 and all associated services and support as described in RFP Section 8. Prices shall include all travel, direct costs, and any overhead costs to be incurred by the Contractor. Price Proposal may include, at the Bidders option, pricing information for Document Conversion and Consulting.

                             Price Proposal Form

                        Oklahoma County Clerk's Office

                    Electronic Document Management System

    Directions to Bidders: Use this form or close facsimile to enter unit and total prices for Phase 1 and Phase 2 products and services. More detailed information or cost itemization may be provided, if desired, as an attachment.

                             Summary of Pricing

1.  Software Costs - POS and Document Indexing -  Registrar of Deeds $

2.  Software Costs - POS and Document Data Entry - UCC Department    $

3.  Internet / Intranet  Retrieval and Viewing Software              $

4.  Software Costs - Electronic Document Management                  $

5.  Document Index and Image Conversion Cost                         $

6.  POS Hardware                                                     $

7.  EDMS Hardware                                                    $

8.  Software Costs - Administrative (If Applicable)                  $

9.  Shipping, Site Preparation and Installation Costs                $

10. Training Costs                                                   $

11. Documentation                                                    $
                                                                      --------

        Total (One-time Costs)                                       $

12. Annual Hardware Maintenance                                      $

13. Annual Software System Support                                   $

        Total Annual Costs                                           $

                             Detail Pricing Form

Specify if there is a per seat licensing fee and if so, a break down for one
(1), (10), etc.. If an Enterprise license fee is available please include that price.

POS and Document Indexing Software - Registrar of Deeds:

Application Software Cost                                            $

License Fees ( If Applicable )  QTY _________                        $________

POS and Document Data Entry Software - UCC:

Application Software Cost                                            $

License Fees ( If Applicable )  QTY _________                        $________

Internet / Intranet retrieval and Viewing Software:

Application Software Cost                                            $

License Fees ( If Applicable )  QTY _________                        $________

Electronic Document Management Software:

Application Software Cost                                            $

License Fees ( If Applicable )  QTY _________                        $________

Conversion of Existing Document Images and Indexes:

Conversion Cost                                                      $


        TOTAL Application Software and Conversion Costs              $

POS Hardware Costs (Registrar of Deeds and UCC):

Hardware Device Quantity            Cost Ea.                      Total Cost

        TOTAL POS Hardware Cost                                      $

Electronic Document Management System Hardware Costs:

Hardware Device Quantity            Cost Ea.                      Total Cost

        TOTAL EDMS Hardware Cost                                     $

Training:

Course Name            No of Persons      Cost per Person         Total Cost

        TOTAL Training                                               $

Documentation:

Manual Name                               Cost per Manual         Total Cost

        TOTAL Documentation Costs                                    $

Administrative Software (If Applicable):

Administrative Software                                              $

Shipping, Site Preparation and Installation Costs:

Shipping                                                             $

Site Preparation                                                     $

Installation                                                         $________

	TOTAL Shipping and Installation	$

Annual Hardware Maintenance:

Warranty Period        ___________

Annual Hardware Maintenance                                          $

Annual Software and System Support:

Warranty Period        ___________

Annual Software Support                                              $

Annual System Support                                                $

        TOTAL Software and System Support                            $________

                             12. Appendix B


                        Department of Libraries

                        OPTICAL IMAGING STANDARDS

                        SUBCHAPTER 8. OPTICAL IMAGING

        60:10-8-1. Purpose
         The purpose of this subchapter is to establish rules for state government records which have an approved retention period often (10) years or longer which will be maintained on optical Imaging systems. [Added at 12 Ok Reg 1335, eff 6-1-95]

        60:10-8-2. Scope
         This subchapter establishes rules for the maintenance, use, retention, and disposition of state government records which have an approved retention period of ten (10) years or longer which will be maintained on optical imaging systems. These rules do not apply to state government records which have an approved retention period of less than ten (10) years which will be maintained on optical imaging systems. State Government records which have an approved retention period of less than ten (10) years which will be maintained on optical imaging systems are subject to the disposition authority of the Commission and shall be scheduled in the. same manner as any other record. [Added at 12 Ok Reg 1335, eff 6-1-95]

        60:10-8-3. Definitions
The following words and terms, when used in this subchapter, shall have the following meaning, unless the context clearly indicates otherwise.
"AIIM" means the Association for Information and Image Management.
"ANSI" means the American National Standards Institute.
"CCITT" means the Consultative Committee on International Telegraph and
Telephone.
"CD-ROM" means Compact Disk Read Only Memory. A type of optical disk which, like WORM optical disks, cannot be erased or altered.
"Compression" means the method by which redundant digital image data streams are reduced to much smaller sizes, resulting in lower digital storage and data transmission requirements.
"Optical Imaging System" means a system that consists of hardware and software for computers which records complete images by:
    (A) scanning the images with a source of light such as a laser;
    (B) converting the images to a digital electronic format; and
    (C) storing the converted images on an optical media which allows for the rapid retrieval of the stored images through indexing and the reproduction of the entire original Image.

"Rewriteable Disk" means an optical platter that, unlike WORM disks, can be erased, written over, or otherwise reused or altered. These are sometimes referred to as Erasable Optical Disks (EOD).

"WORM" optical Write Once Read Many means a type of optical disk, which cannot be erased or altered.
        [Added at 12 Ok Reg 1335, eff 6-1-95]

        60:10-8-4. Documentation standards
 The following are the minimum documentation standards for maintaining state government records on optical imaging systems. All agencies using optical imaging systems for maintaining state government records shall maintain complete, up to date technical, operational, and security documentation that includes at least:
        (1) The brand names; version numbers; serial numbers: and dates of installation, upgrades, replacements, and conversions for all hardware and software.

        (2) A narrative description of the system.

        (3) The physical and technical characteristics of the records, including a record layout that describes each field including its name, size, starting or relative position, and description of the form of the data (such as alphabetic, decimal, or numeric), or a data dictionary, or the equivalent information associated with a data base management system including a description of the relationship between data elements and data bases.

        (4) Operating procedures, including methods for scanning, editing, revising, updating, indexing, or expunging records, and for backing up disks;

        (5) All hardware and software operating manuals;

        (6) Any other technical information needed to read or process the records.

[Added at 12 Ok Reg 1335, eff 6-1-95]

        60:10-8-5. Standards for the creation, use, and storage of records maintained on optical imaging systems

(a) Optical imaging systems that maintain the state office of record copy of any state government record shall meet the following minimum requirements:
(1) All records stored In optical imaging systems shall be identified in such a manner as to enable authorized personnel to retrieve, protect, and implement approved dispositions for all records in the system.
(2) Provide a standard interchange format when necessary to permit the exchange of records and information stored in optical imaging systems In the agency that utilize different software and/or hardware.

(3) Provide for an approved disposition of the records, Including, when appropriate, transfer to the State Archives for permanent preservation.

(b) Agencies shall insure that no information is lost prior to the expiration of stipulated retention periods because of changing technology or deterioration of the storage media by converting storage media and taking other action as required to provide compatibility with the agency's existing hardware and software. The migration strategy used for upgrading equipment as technology changes shall be documented and include provisions for:
(1) Periodically recopying to the same electronic media as required and/or transferring all records to new media. Data maintained on optical disks shall be recopied a minimum of once every ten (10) years onto tested and verified new media. The State Records Administrator may waive this requirement to recopy once every ten (10) years onto tested and verified new media If the following two conditions are satisfied:
  (A) The agency demonstrates that such recopying will pose an undue cost burden.
  (B) The agency and the State Records Administrator both certify in writing that all original images copied to the optical disk can still be retrieved and reproduced in their original form.
        (2) When systems are upgraded or replaced, the new system shall be backward compatible with the existing system and all records and applicable indexes in the existing system shall be transferred to the new system or converted to permanent microfilm that meets all standards for authenticity, photographic quality, and bibliographic integrity required by Commission Rule 60,10-7-2. (c) WORM, CD-ROM, and Rewritable optical disks may be utilized for maintaining state government records in optical imaging format. If rewritable optical disks are utilized, agencies shall maintain and regularly audit a list of all users of the system and their authorized access privileges and maintain a written record of all rewrites and deletions.
        (d) Optical disks used for the storage of state government records shall have a guaranteed minimum pre-write shelf life of at least five
        (5) years and a guaranteed post-write shelf life of at least twenty
        (20) years.
        (e) Agencies shall maintain back up/security copies of all optical disks. All back up/securities copies shall be maintained in an off site storage facility that meets the manufacturer's recommendations for temperature and humidity controls. If no recommendations are provided by the manufacturer, back up/security disks shall be stored in an area whose temperature is between 65 degrees and 75 degrees, Fahrenheit and whose relative humidity Is between 30% and 50%. As an alternative back up/security procedure, agencies may use permanent microfilm that meets all standards for authenticity, photographic quality, and bibliographic integrity required by Commission Rule 60:10-7-2.
        (f) Optical disks shall be inspected at least annually. Inspections shall include a visual examination of the medium and its housing and a reading of a statistical sample of all data to identify any loss of information and to discover and correct the cause of any data loss.

        (g) Scanning densities shall be evaluated on standard procedures enumerated in ANSI/AIIM MS 44-1988, "Recommended Practice for Quality Control of Image Scanners." The following scanning densities shall be used for state government records:
          (1) A minimum of 200 dots per inch (dpi) for records with no type fonts smaller than six point.
          (2) A minimum of 300 dots per inch (dpi) for engineering drawings, maps, and other records with background detail,
        (h) Visual quality control shall be performed for each scanned image and related index data.
        (i) Scanners and optical drives shall receive periodic maintenance as specified by manufacturers and optical drives shall be recalibrated at least annually) Optical imaging systems shall either use CCITT Group 3 or Group 4 compression techniques without proprietary alterations to the algorithm or provide a gateway to either Group 3 or Group 4 compression techniques when proprietary compression techniques are utilized.
                 (k) Nonproprietary file header labels shall be used or the system developer shall either provide a bridge to nonproprietary file header labels or provide a detailed definition of image file header label structures.
                 [Added at 12 Ok Reg 1335, eff 6-1-95]